ARRANGEMENT AGREEMENT

AMONG

SANTA FE GOLD CORPORATION

AND

COLUMBUS SILVER CORPORATION

December 15, 2011

- ii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated as of December 15, 2011 is entered into by and among Santa Fe Gold Corporation, a corporation existing under the laws of the State of Delaware (“Santa Fe”), and Columbus Silver Corporation, a corporation existing under the laws of the Province of British Columbia (“Columbus”).

WHEREAS:

(A)      The board of directors of Columbus has determined that the Arrangement to be effected by means of the Plan of Arrangement is advisable and in the best interest of Columbus and has approved the transactions contemplated by this Agreement and determined to recommend approval of the Plan of Arrangement and other transactions contemplated hereby to the Columbus Securityholders.

(B)      The board of directors of Santa Fe has determined that the Arrangement to be effected by means of the Plan of Arrangement is advisable and in the best interest of Santa Fe and has approved the transactions contemplated by this Agreement.

(C)      In furtherance of such Arrangement, the board of directors of Columbus has agreed to submit the Plan of Arrangement and other transactions contemplated hereby to the Columbus Securityholders and the Supreme Court of British Columbia for approval.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1      In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Acquisition Proposal” means, with respect to any party, any inquiry or the making of any proposal to such party or its shareholders, from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from such party or its shareholders, of any securities of such party or its subsidiaries; (ii) any acquisition of a substantial amount of assets of such party or its subsidiaries; (iii) an amalgamation, arrangement, merger, or consolidation involving such party or its subsidiaries; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving such party or its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the this

Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to another party under this Agreement or the Arrangement;

“affiliate” has the meaning ascribed thereto in the BCBCA, unless otherwise expressly stated herein;

“Aggregate Transaction Consideration"; has the meaning ascribed thereto in Section 6.2(e).

“Agreement” means this Agreement including the Schedules hereto;

“Appropriate Regulatory Approvals"; means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, or self-regulatory organizations, as set out in Schedule A annexed hereto;

"Arrangement"; means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 7.1 hereof or Article 6 of the Plan of Arrangement, or made at the direction of the Court in the Final Order;

"Arrangement Resolution"; means the resolution, approving the Plan of Arrangement to be considered at the Columbus Meeting, substantially in the form and content of Schedule B annexed hereto, to be approved in accordance with Section 2.3(b) hereof;

"BCBCA” means the Business Corporations Act (British Columbia) as now in effect and as it may be amended from time to time prior to the Effective Date;

“BCBCA Registrar” means the Registrar appointed under Section 400 of the BCBCA;

“BCSA” means the Securities Act (British Columbia) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“BCSC” means the British Columbia Securities Commission;

“Bridge Financing Agreement" means the bridge financing agreement entered into between Columbus and Santa Fe concurrently with this Agreement in the form attached as Schedule C hereto;

"Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under applicable Laws;

“Circular” means the notice of the Columbus Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, to be sent by Columbus to the Columbus Securityholders in connection with the Columbus Meeting;

“Columbus” has the meaning ascribed thereto in the Preamble;

“Columbus Common Shares” means at each relevant time, the issued and outstanding common shares in the capital of Columbus;

“Columbus Documents" has the meaning ascribed thereto in Section 3.7(a);

“Columbus Material Contracts” means any contract, agreement, license, lease, arrangement, commitment, or other right or obligation (written or oral) to which Columbus or its Subsidiary is a party or is bound or affected or to which any of their properties or other assets is subject; that: (a) if terminated would reasonably be expected to have a Material Adverse Effect; (b) provides for obligations or entitlements of Columbus, or which has an economic value to Columbus or its Subsidiary, in excess of $100,000 in the aggregate; (c) contains any non-competition obligations, otherwise restricts in any material way the business of Columbus or its Subsidiary, grants any material right of first refusal, material right of first offer or similar material right or limits in any material respect the ability of Columbus or its Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, other than property “area of interest” clauses; (d) provides for a guarantee or assumption by Columbus or its Subsidiary (contingent or otherwise) of any payment or performance obligations of any other person in excess of $100,000; (e) is a financial risk management contract, such as a currency, commodity, interest or equity related hedge or derivative contract; (f) relates to the disposition or acquisition by Columbus or its Subsidiary after the date of this Agreement of an amount of assets in excess of $100,000; or (g) that is a material shareholders, joint venture, alliance or partnership agreement;

“Columbus Meeting” means the annual general and special meeting of Columbus Securityholders, including any adjournment, adjournments, postponement or postponements thereof, to be called and held in accordance with this Agreement and the Interim Order to consider the Arrangement Resolution and such other matters as are typical at a general meeting of a public company in British Columbia, including without limitation the election of directors, appointment of auditors and setting of remuneration therefor;

“Columbus Options” means the options to purchase Columbus Common Shares granted under the Columbus Share Option Plan or otherwise;

“Columbus Securityholders” means the holders of Columbus Common Shares, Columbus Options and Columbus Warrants;

“Columbus Share Option Plan” means Columbus’s Share Option Plan existing on the date of this Agreement;

“Columbus Warrants” means warrants to purchase Columbus Common Shares;

“Columbus SRA Reports" has the meaning ascribed thereto in Section 3.7(a);

“Commitment Letter” means evidence, whether by way of letter, agreement or otherwise, in the form satisfactory to Columbus, acting reasonably, that a third party has agreed to lend, or otherwise provide financing, to Santa Fe in an amount at least equal to the Aggregate Transaction Consideration, and includes without limitation the Waterton Agreement;

“Confidential Information” means all information that is not generally available to the public, whether of a technical, business or other nature, including without limitation, information relating to technology, products, services, designs, methodologies, business and marketing plans, market research and data and strategic long and short term plans, that is disclosed in writing or orally during the term of this Agreement that the receiving party knows or has reason to know is confidential or proprietary in nature;

“constating documents” means, with respect to any person which is not an individual, the certificate and articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

“Convertible Notes" has the meaning ascribed thereto in Section 3.2(a);

"Court” means the Supreme Court of British Columbia;

“date of this Agreement” means the date first set out above;

“Disclosure Letter” means the letter dated the date of this Agreement from Columbus to Santa Fe delivered concurrently with this Agreement;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 4.1 of the Plan of Arrangement;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Fairness Opinion” means the favourable written opinion as to the fairness from a financial point of view, of the Arrangement to the Columbus Securityholders prepared by Evans & Evans, Inc. or such other fairness advisor as is mutually acceptable to Columbus Silver and Santa Fe;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department,

central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing excluding, for the avoidance of doubt, the TSXV;

“holders” means, when used with reference to the Columbus Common Shares, Columbus Options and Columbus Warrants, as applicable, the holders shown from time to time in the register maintained by or on behalf of Columbus in respect of such Columbus securities;

“Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.3 providing for, among other things, the calling and holding of the Columbus Meeting;

"knowledge” means with respect to a company, the actual knowledge of the senior officers and directors of such company;

“Laws” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self regulatory authority (including the TSXV), and the use of the term “applicable” with respect to any such Law in a context that refers to one or more persons means that such Law applies to such person or persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over such person or persons or its or their business, undertaking, property or securities;

“Lien” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor, and any easement, servitude, right of way or other encumbrance on title to real or immovable property or personal or movable property;

“Mailing Date” means the date by which the Circular, as it may be amended or supplemented in accordance with applicable Laws, is mailed to Columbus Securityholders, in accordance with the constating documents of Columbus and applicable Laws or by order of the Court, which date shall be no later than the day that is ten Business Days after the granting of the Interim Order;

“Material Adverse Effect” means, in respect of Columbus, any change, effect, event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to (i) the business, financial condition, assets, liabilities, operations or prospects of Columbus and its Subsidiary, taken as a whole, or (ii) Columbus’s interest in the Mogollon Property, other than any change, effect, event, occurrence or state of facts that is temporary in nature, or any change, effect, event, occurrence or state of facts:

(a) relating to or resulting from conditions affecting the mining industry generally in jurisdictions in which the party carries on business, including changes in metal prices, Laws, taxes or political conditions;

(b) relating to or resulting from general or economic, financial, currency exchange, securities or commodities market conditions;

(c) resulting from any matter which was publicly disclosed or which was communicated in writing to Santa Fe prior to the date of this Agreement; or

(d) attributable to the announcement or pendancy of this Agreement or the Arrangement, or otherwise contemplated by or resulting from the terms of this Agreement,

provided, that such effect referred to in clauses (a) and (b) above does not primarily relate only to (or have the effect of primarily relating only to) Columbus and its Subsidiary, taken as a whole, or disproportionately adversely affect Columbus and its Subsidiary taken as a whole, compared to other companies of similar size operating in the same industry as Columbus and its Subsidiary. “Material Adverse Effect” shall not include a decline in the market price of the Columbus Common Shares, in and of itself, or any change, effect, event, occurrence or state of facts that is caused directly or indirectly by the failure of Santa Fe to advance funds in accordance with the Bridge Financing Agreement;

“Mining Rights” means exploration licences, mining claims, mining leases, mining licences, mineral concessions and other forms of mineral tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title recognized under applicable laws, whether contractual, statutory or otherwise, or any interest therein;

“Misrepresentation” has the meaning given to such term in the BCSA;

“Mogollon Property” means the mining claims located approximately 120 kilometres northwest of Silver City, Catron Country, in south west New Mexico and as further described in Mogollon Property Agreements;

“Mogollon Property Agreements” means the agreements described in Schedule E;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement" means the plan of arrangement substantially in the form and content of Schedule D annexed hereto and any amendments or variations thereto made in accordance with Section 7.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Representatives" has the meaning ascribed thereto in Section 5.3;

"Santa Fe” has the meaning ascribed thereto in the Preamble;

“Subsidiary” means with respect to a specified person, (a) any corporation, partnership, joint venture, association, limited liability company, unlimited liability company or other person or organization, incorporated or unincorporated, which is a subsidiary as defined in the BCBCA of such specified person, (b) any partnership of which such specified person or another of its Subsidiaries is a general partner or owns beneficially more than 50% of the ownership interests, or (c) any person who is a Subsidiary (as defined in clause (a) or (b) hereof) of any Subsidiary (as described in clause (a) or (b) hereof) of such specified person;

“Superior Proposal" means any bona fide written Acquisition Proposal, other than the Arrangement, by a third party, directly or indirectly, to acquire all or substantially all of the assets of Columbus (on a consolidated basis) or all of the Columbus Common Shares, whether by way of merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, sale of assets or otherwise, that did not result from a breach of Section 5.6 hereof by Columbus or its Subsidiary or Representatives, and that the board of directors of Columbus determines in its good faith (after consultation with its financial advisors, if any, and outside legal counsel) (a) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, (b) is not conditional on obtaining financing to the extent it is a cash offer in whole or in part, (c) is not subject to a due diligence or access condition, and (d) would, if consummated in accordance with its terms, result in a transaction more favourable to the Columbus shareholders from a financial point of view than the terms of the Arrangement and provides for consideration per Columbus Common Share that has a value that, in the opinion of the board of directors of Columbus, is greater than the consideration per Columbus Common Share provided under the terms of the Arrangement (including any adjustment to such terms proposed by Santa Fe as contemplated by Section 5.7(b) and the amount of any cash distributions proposed to be paid to the holders of Columbus Common Shares hereunder);

"Termination Date” means May 31, 2012, or such later date as the parties may, at the sole discretion of each party, agree in writing;

“TSXV” means the TSX Venture Exchange; and

“Waterton Agreement” means an executed copy of the Senior Secured Gold Stream Credit Agreement among Santa Fe Gold Corporation, as the Borrower, Azco Mica, Inc., The Lordsburg Mining Company, Mineria Sandia S.A. De C.V., And Santa Fe Gold (Barbados) corporation, as Guarantors, and Waterton Global Value (Luxembourg) Sarl, as the Lender, on substantially the same terms as the draft agreement submitted to Columbus on or around November 25, 2011.

Interpretation Not Affected by Headings, etc.

1.2      The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

Rules of Construction

1.3      Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean Canadian dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

Date For Any Action

1.4      In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Schedules

1.5      The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A - Appropriate Regulatory Approvals

Schedule B - Form of Arrangement Resolution

Schedule C - Form of Bridge Financing Agreement

Schedule D - Form of Plan of Arrangement

Schedule E - Mogollon Property Agreements

ARTICLE 2

THE ARRANGEMENT

Implementation Steps by Columbus

2.1      Columbus covenants in favour of Santa Fe that Columbus shall:

(a) on or before the later of January 20, 2012 and the date that is ten Business Days after Santa Fe has delivered the Commitment Letter as required pursuant to Section 5.2(b)(ix), apply in a manner acceptable to Santa Fe, acting reasonably, under Section 291 of the BCBCA with the required notice to the BCBCA Registrar, for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

(b) subject to compliance by Santa Fe with Sections 2.6(b) and 5.2(b)(ix), lawfully convene and hold the Columbus Meeting as soon as reasonably practical and, in any event, no later than the day that is 60 days after the Mailing Date, subject to adjournments or postponements which may be required pursuant to Section 5.7(a);

(c) subject to obtaining such approvals as are required by the Interim Order, as soon as practicable, but in any event within five Business Days after the Columbus Meeting, proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement;

(d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, as soon as reasonably practicable, take all steps and actions, including making all necessary filings with Governmental Entities (including any required filings with the BCBCA Registrar) to give effect to the Arrangement prior to the Termination Date;

(e) instruct counsel acting for it to bring the applications referred to in Sections 2.1(a) and (c) in co-operation with counsel to Santa Fe;

(f) permit Santa Fe and its counsel to review and comment upon drafts of all material to be filed by Columbus with the Court in connection with the Arrangement, including the Circular and any supplement or amendment to the Circular contemplated by Section 2.6(c), and provide counsel to Santa Fe on a timely basis with copies of any notice of appearance and evidence served on Columbus or its counsel in respect of the application for the Interim Order and the Final Order or any appeal therefrom and of any notice (written or oral) received by Columbus indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order; and

(g) not file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served except as contemplated hereby or with the prior written consent of Santa Fe or their counsel, such consent not to be unreasonably withheld or delayed.

Implementation Steps by Santa Fe

2.2      Santa Fe covenants in favour of Columbus that Santa Fe will cooperate with, assist and consent to Columbus seeking the Interim Order and the Final Order.

Interim Order

2.3      The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide, among other things:

(a) for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Columbus Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution shall, subject to the approval by the Court of the Interim Order, be at least two-thirds of the votes cast on the Arrangement Resolution by:

(i) the Columbus Securityholders present in person or by proxy at the Columbus Meeting voting together as a class (such that each such Columbus Securityholder is entitled to one vote for each Columbus Common Share and one vote for each Columbus Option and one vote for each Columbus Warrant held); and

(ii) the registered holders of the Columbus Common Shares voting together as one class;

(c) that, in all other respects, the terms, restrictions and conditions of the constating documents of Columbus, including quorum requirements and all other matters, shall apply in respect of the Columbus Meeting;

(d) for the grant of the Dissent Rights in favour of holders of Columbus Common Shares only; and

(e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

Plan of Arrangement

2.4      The parties to this Agreement will implement the Plan of Arrangement in accordance with the provisions of this Agreement including Schedule D of this Agreement. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the BCBCA.

Columbus Circular

2.5      Subject to compliance by Santa Fe with Section 2.6(b), as promptly as reasonably practicable following the date hereof, Columbus shall prepare the Circular together with any other documents required by the BCSA, the BCBCA or other applicable Laws in connection with the approval of the Arrangement Resolution by the Columbus Securityholders at the Columbus Meeting, and Columbus shall give Santa Fe a reasonable opportunity to review and comment on all such documentation and all such documentation shall be reasonably satisfactory to Santa Fe or its counsel before it is filed or distributed to Columbus Securityholders.

Columbus shall incorporate therein all reasonable comments made by Santa Fe and its counsel provided that Santa Fe will provide Columbus with its comments and any proposed additions and deletions within two Business Days after receipt of a draft Circular from Columbus, and provided further that such comments are received in a timely fashion which will not, in the opinion of Columbus acting reasonably, disrupt the Mailing Date. If Santa Fe shall have advised Columbus in writing of matters required pursuant to Section 2.6(c) prior to the Columbus Meeting, Columbus shall disclose such matters in the Circular (including by amendment or supplement to the Circular if the Circular shall have been previously filed or distributed) and such disclosure shall be reasonably satisfactory to Santa Fe or its counsel before it is filed or distributed to Columbus Securityholders.

No later than the Mailing Date, Columbus shall cause the Circular and other documentation required in connection with the Columbus Meeting to be sent to each Columbus Securityholder and filed as required by the Interim Order and applicable Laws.

Preparation of Filings

2.6

(a) Santa Fe and Columbus shall cooperate in the taking of all such action as may be required under the BCBCA and other applicable Laws in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(b) Each of Santa Fe and Columbus shall promptly furnish to the other all information concerning it and its affiliates and securityholders as may be required for the effectuation of the actions described in Section 2.5 and the foregoing provisions of this Section 2.6, and each covenants that, to its knowledge, no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any Misrepresentation.

(c) Each of Santa Fe and Columbus shall promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or any application for an order hereunder contains any Misrepresentation or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, Santa Fe and Columbus shall cooperate in the preparation of any required supplement or amendment to the Circular or such other document, as the case may be, and, if required by applicable Laws or the Court, shall cause the same to be distributed to the Columbus Securityholders or filed with the applicable securities regulatory authorities.

Court Proceedings

2.7      Columbus shall provide Santa Fe and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Santa Fe for inclusion in such material, prior to the service and filing of that material. In addition, Columbus will not object to legal counsel to Santa Fe making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Columbus is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Columbus shall also provide legal counsel to Santa Fe on a timely basis with copies of any notice of appearance and evidence served on Columbus or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to applicable Laws, Columbus shall not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the prior written consent of Santa Fe or their counsel, such consent not to be unreasonably withheld or delayed; provided, however, that the foregoing shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws and that nothing herein shall require Santa Fe to agree to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Santa Fe’s obligations set forth in any such filed or served materials or under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COLUMBUS

As an inducement to Santa Fe to enter into this Agreement, Columbus hereby represents and warrants to Santa Fe that as of the date hereof:

Organization and Standing

3.1

(a) Each of Columbus and its Subsidiary has been duly organized or formed and is validly existing and, to the extent such concept is legally recognized, in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be, with full corporate or legal power and authority to own, lease and operate its properties and assets and to conduct its businesses as currently owned and conducted. Each of Columbus and its Subsidiary is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties and assets requires it to so qualify.

(b) Columbus has only one Subsidiary, being Columbus Silver (U.S.) Corporation, a company incorporated under the laws of Nevada.

(c) Columbus has made available to Santa Fe complete and correct copies of its articles and notice of articles as well as the constating or constitutional documents of its Subsidiary, in each case as in effect on the date of this Agreement.

Capitalization

3.2

(a) The authorized capital of Columbus consists of an unlimited number of common shares without par value. As of the date of this Agreement, 36,827,750 Columbus Common Shares are issued and outstanding. Columbus Gold Corp. and its U.S. subsidiary (collectively, “CGT”) hold convertible notes (specifically, the “Grid Promissory Note” and the “US Note” and together, the “Convertible Notes”) of Columbus and Columbus Silver (US) Corp. The notes are both convertible into

Columbus Common Shares at a price of C$0.10 per share. The Grid Promissory Note is held by Columbus Gold Corp. and Columbus is the borrower and has a principal balance of $845,208.50 which is convertible into 8,452,085 Columbus Common Shares. The US Note has a principal balance of US$540,465 which must be converted into Canadian dollars at the date of conversion before being converted into Columbus Common Shares. As at November 30, 2011, the exchange rate quoted on the Bank of Canada website is USD=1.02CAN. Using this rate, the US Note would be converted into a principal balance of $551,274 which would convert into 5,512,743 Columbus Common Shares. Columbus is also a party to agreements under which a total of 150,000 Columbus Common Shares may, or may be required to, be issued. As at the date of this Agreement, there are outstanding Columbus Options permitting the holders thereof to purchase 3,068,500 Columbus Common Shares and no outstanding Columbus Warrants. Details as to the outstanding Columbus Options including the holder, the date of grant, exercise price and term are set out in the Disclosure Letter. As of the date hereof, there are 6,425,346 Columbus Common Shares, in the aggregate, reserved for issuance under the Columbus Share Option Plan.

(b) All of the Columbus Common Shares have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon Columbus and were issued in compliance with the BCBCA, all applicable securities Laws and the constating documents of Columbus. All of the outstanding shares and other ownership interests of the Subsidiary of Columbus, which are held, directly or indirectly, by Columbus have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights and all such shares and other ownership interests are owned directly or indirectly by Columbus, free and clear of all Liens, except for restrictions on transfers contained in the constating documents of such entities.

Authority and No Conflicts

3.3

(a) Columbus has all requisite corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions contemplated hereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, subject to the approval of the Columbus Securityholders and the Court as provided in this Agreement. The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Columbus and the consummation by Columbus of the transactions contemplated by this Agreement will on or before the Effective Date have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Columbus are necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby other than the approval of the Columbus Securityholders and the approval of the Court and the filing of such corporate documents under the BCBCA as are provided for in this Agreement.

(b) Each of this Agreement and the other documents related to the transactions contemplated hereunder has been or will be duly and validly executed and delivered by Columbus and constitutes or, when executed, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

(c) The board of directors of Columbus has unanimously determined, subject to receipt by it of the Fairness Opinion (i) that this Agreement and the transactions contemplated hereby are fair to the Columbus Securityholders and are in the best interests of Columbus, and (ii) to recommend that the Columbus Securityholders vote in favour of the Arrangement Resolution.

(d) Neither the execution and delivery of this Agreement and all other documents related to the transactions contemplated hereunder by Columbus nor the performance by Columbus of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby, will:

(i) conflict with, or violate any provision of, the constating documents of Columbus or its Subsidiary;

(ii) to the knowledge of Columbus and subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.4 being made or obtained, violate or breach any Laws applicable to Columbus or its Subsidiary; or

(iii) result in the imposition of any encumbrance, charge or Lien upon or require the sale or give any person the right to acquire any of Columbus’s assets or the assets of its Subsidiary, or restrict, hinder, impair or limit the ability of Columbus or its Subsidiary to carry on their respective businesses as and where they are now being carried on or as contemplated to be carried on as disclosed by Columbus to Santa Fe.

Consents; Approvals

3.4      No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any third party or Governmental Entity is required to be obtained or made by Columbus or its Subsidiary in connection with the execution, delivery, and to Columbus’ knowledge, the performance of this Agreement or any other documents related to the transactions contemplated hereunder by Columbus, the performance of its obligations hereunder or the consummation by Columbus of the transactions contemplated hereby other than (a) any approvals required by the Interim Order, (b) the Final Order, (c) the approval of the Arrangement Resolution by the Columbus Securityholders in accordance with this Agreement and the Interim Order, (d) any filings under the BCBCA and applicable securities Laws, (e) any Appropriate Regulatory Approvals required to be obtained by Columbus as specified in Schedule A, in order for it to consummate the transactions contemplated hereby and (f) the consents and approvals of third parties under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Columbus or its Subsidiary is a party or by which Columbus or its Subsidiary their property is bound or subject.

No Defaults

3.5      None of Columbus or its Subsidiary or, to the knowledge of Columbus, any other party thereto is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of their respective constating documents.

Employment Matters

3.6

(a) The Disclosure Letter lists all the employees of Columbus and its Subsidiary and the base monthly salary, position and location of employment of each such employee as of the date hereof. No such employee is on long-term disability leave or extended absence. None of Columbus nor its Subsidiary is a party to or bound by any contract or requirements of applicable Law in respect of any employee or former employee, including any contract for the employment or statutorily required re-employment of any employee and termination or severance agreements with employees, which is material, individually or in the aggregate, to Columbus and its Subsidiary, taken as a whole. The Disclosure Letter also lists all non-employee independent contractors who are receiving remuneration for work or services provided to Columbus and its Subsidiary as of the date of this Agreement, except: (i) persons disclosed elsewhere in this Agreement; (ii) members of the board of directors of Columbus or its Subsidiary; and (iii) persons receiving less than $50,000 in remuneration on an annual basis.

(b) All employees and former employees of Columbus and its Subsidiary have been, or will have been on or before the Effective Date, paid or amounts in respect thereof shall have been accrued for wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the Effective Date, in accordance with the obligations of Columbus and its Subsidiary under any employment or labour practices and policies or individual agreement to which Columbus or any of its Subsidiary is a party, or by which Columbus or its Subsidiary may be bound, except for, in the case of severance and termination pay, statutory and common law requirements for payment in lieu of reasonable notice of termination.

(c) Columbus and its Subsidiary are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such Laws could not reasonably be expected to have a Material Adverse Effect, and has not and is not engaged in any unfair labour practice.

Reports; Financial Statements

3.7	(a) Columbus and its Subsidiary have timely filed all forms, reports, schedules,

statements and other documents required to be filed with (i) Canadian securities regulatory authorities (collectively, the “Columbus SRA Reports”), (ii) any other applicable federal, state, provincial or territorial securities authority, and (iii) any other Governmental Entity, where the failure to file any such forms, reports, schedules, statements or other documents would have a Material Adverse Effect (all such forms, reports, schedules, statements and other documents are collectively referred to as the “Columbus Documents”). To the knowledge of Columbus at the time of filing, the Columbus Documents at the time filed (x) did not contain any Misrepresentation and (y) complied in all material respects with the requirements of applicable Laws. Columbus has not filed any confidential material change report with any Canadian securities authority or regulator or any stock exchange that at the date of this Agreement remains confidential.

(b) The consolidated financial statements (including, in each case, any related notes thereto) contained in any Columbus SRA Reports (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of unaudited interim financial statements, to the absence of a complete set of notes), (ii) complied in all material respects with the requirements of applicable securities Laws or have been subsequently refilled to so comply, (iii) are in accordance with the books and records of Columbus, (iv) contain and reflect all necessary adjustments for fair presentation of the results of operations and the financial condition of the business of Columbus for the periods covered thereby, (v) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of Columbus, and (vi) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Columbus and its Subsidiary as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material, individually or in the aggregate.

(c) There has been no change by Columbus or its Subsidiary in their accounting policies, methods, practices or principles that are material to Columbus’s consolidated financial statements, except as described in the notes thereto with respect to periods ending prior to the date of this Agreement.

Litigation

3.8      There are no claims, actions, proceedings or investigations pending against Columbus or its Subsidiary or, to the knowledge of Columbus, threatened against Columbus or its Subsidiary before any court or other Governmental Entity. Neither Columbus nor its Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree.

Restrictions on Business Activities

3.9      To the knowledge of Columbus, there is no judgment, injunction, order or decree binding upon Columbus or its Subsidiary that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of Columbus or its Subsidiary, any acquisition of property by Columbus or its Subsidiary or the conduct of business by Columbus or its Subsidiary as currently conducted.

Insurance

3.10      The Disclosure Letter summarizes the current insurance policies in place for Columbus and its Subsidiary. Such insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Columbus has not received notice of any fact, condition or circumstance which might reasonably form the basis of any claim against Columbus or its Subsidiary which is not fully covered by insurance (subject to standard deductibles) maintained by it and which would reasonably be expected to have a Material Adverse Effect.

Books and Records

3.11      The corporate records and minute books of Columbus and its Subsidiary as required to be maintained by Columbus and its Subsidiary under the laws of its jurisdiction of their respective incorporations are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing.

Stock Exchange Compliance

3.12      The Columbus Common Shares are listed for trading on the TSXV and Columbus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV.

Canadian Reporting Issuer Status

3.13      As at the date hereof, Columbus is a reporting issuer not in default under the securities Laws of each of the Provinces of British Columbia, Alberta, Saskatchewan and Ontario. No delisting, suspension of trading in or cease trading order with respect to the Columbus Common Shares is pending or, to the knowledge of Columbus, threatened.

Licenses

3.14      Other than as disclosed in documents filed by Columbus Silver with Canadian securities regulatory authorities and available on SEDAR (the “Columbus Disclosure Documents”), Columbus and its Subsidiary holds all requisite licences, registrations, qualifications, permits and consents necessary or appropriate for carrying on its business as currently carried on and all such licences, registrations, qualifications, permits and consents are valid and subsisting and in good standing in all material respects except where the failure to hold such licences, registrations, qualifications, permits and consents would not have a Material Adverse Effect. In particular, without limiting the generality of the foregoing, neither Columbus nor its Subsidiary has received any notice of proceedings relating to the revocation or adverse modification of any material mining or exploration permit or licence, nor have any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases with respect to any of the resource properties described in the Columbus Disclosure Documents where such revocation or cancellation would have a Material Adverse Effect.

Mining Rights

3.15      Except as disclosed in the Columbus Disclosure Documents or the Disclosure Letter (including without limitation in connection with Black Rock and Pacific, as such terms are defined in the Disclosure Letter), (A) Columbus and its Subsidiary are the absolute legal and beneficial owners of, and have good and marketable title to, all of their respective material property or assets as described in the Columbus Disclosure Documents, (B) none of Columbus or its Subsidiary knows of any claim or the basis for any claim that might or could materially and adversely affect the right thereof to use, transfer or otherwise exploit any Mining Rights which would, if successful, have a Material Adverse Effect, and (C) neither of Columbus or its Subsidiary has any responsibility or obligation to pay any material commission, royalty, licence fee or similar payment obligation to any person with respect to such Mining Rights, except as disclosed in the Disclosure Letter.

Mogollon Property Agreements

3.16      The Mogollon Property Agreements contain all of the terms and agreements between Columbus Silver U.S. Corporation and the owners of the Mogollon Property that relate to the Mogollon Property, are valid and enforceable according to their terms, are in full force and effect and Columbus and Columbus Silver U.S. Corporation are not, and, to the knowledge of Columbus, the other parties thereto are not, in default thereunder.

Taxes

3.17      All taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (individually, a “Tax” and, collectively, “Taxes”) due and payable by Columbus and its Subsidiary to any Governmental Entity have been paid, except where the failure to pay such Taxes would not have a Material Adverse Effect. All Tax returns, declarations, remittances and filings required to be filed by Columbus and its Subsidiary have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading, except where the failure to file such documents would not have a Material Adverse Effect. To the knowledge of Columbus, no examination of any Tax return of Columbus or its Subsidiary is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any taxes that have been paid, or may be payable, by Columbus or its Subsidiary, in any case, except where such examinations, issues or disputes would not have a Material Adverse Effect.

Material Contracts

3.18      The Disclosure Letter sets forth a complete and accurate list of all Columbus Material Contracts as of the date hereof. Columbus has made available to Santa Fe true and complete copies of all such Columbus Material Contracts. Neither Columbus nor its Subsidiary is in material breach of, violation of, or default under (in each case, with or without notice or lapse of time or both) the terms of any Columbus Material Contract. As of the date hereof, to the knowledge of Columbus, no other party to any Columbus Material Contract is in material breach of, violation of, or default under the terms of, or has threatened to terminate, any such Columbus Material Contract. Each Columbus Material Contract is a valid and binding obligation of Columbus or its Subsidiary, as applicable, and is in full force and effect in accordance with its terms. Except as set out in the Disclosure Letter, there is no Columbus Material Contract which: (i) would be violated, contravened or breached by, or under which a default would occur; (ii) requires any consent or prior approval be obtained from any person (including consents relating to the change of control of Columbus and the Columbus Subsidiary) or notice to be given (prior to or following the Effective Time); (iii) would terminate; (iv) or would entitle any party to terminate, accelerate, modify or call any obligations or rights under; in each case, as a result of the execution of this Agreement or the completion of the Arrangement.

Environmental Laws

3.19      To the knowledge of Columbus, all operations carried out by Columbus and its Subsidiary on the mineral properties in which they have an interest have complied in all respects with all federal, provincial, state, municipal or local laws, by-laws, regulations, orders, policies, permits, licences, certificates or approvals having the force of law, domestic or foreign, relating to environmental, health or safety matters, except non-compliance which would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SANTA FE

Santa Fe represents and warrants to Columbus as follows:

Organization and Standing

4.1      Santa Fe has been duly organized or formed and is validly existing and, to the extent such concept is legally recognized, in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be, with full corporate or legal power and authority to own, lease and operate its properties and assets and to conduct its businesses as currently owned and conducted.

Authority and No Conflicts

4.2

(a) Santa Fe has all requisite corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions contemplated hereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Santa Fe and the consummation by Santa Fe of the transactions contemplated by this Agreement will on or before the Effective Date have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Santa Fe is necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby.

(b) Each of this Agreement and the other documents related to the transactions contemplated hereunder has been and will be duly executed and delivered by Santa Fe and constitutes and, when executed, will constitute a legal, valid and binding obligation of Santa Fe, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

Consents; Approvals

4.3      No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required in connection with the execution, delivery and, to the knowledge of Santa Fe, the performance of this Agreement or any other documents related to the transactions contemplated hereunder by Santa Fe, the performance by Santa Fe of its obligations hereunder or the consummation by Santa Fe of the transactions contemplated hereby other than (a) any approvals required by the Interim Order, (b) the Final Order, and (c) the Appropriate Regulatory Approvals required to be obtained by Santa Fe as specified in Schedule A.

ARTICLE 5

COVENANTS AND AGREEMENTS

Covenants of Columbus

5.1

(a) Columbus agrees, from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article 7, that except (x) with the consent of Santa Fe to any deviation therefrom, any such consent to be in the sole discretion of Santa Fe, or (y) as expressly contemplated by this Agreement or the Plan of Arrangement:

(i) It will use commercially reasonable efforts to obtain drilling permits or further applications therefor, as applicable, for those of its mineral properties as Santa Fe may reasonably request, it being understood and agreed by the parties hereto that such actions may require additional funding under the Bridge Financing Agreement;

(ii) Each of Columbus and its Subsidiary shall (A) carry on its businesses in the usual and ordinary course consistent with past practices, (B) use commercially reasonable efforts to preserve intact its present business organizations and material rights and franchises, to keep available the services of its current officers and employees, and to preserve its relationships with customers, suppliers and others having business dealings with it, and (C) use commercially reasonable efforts to maintain and keep its material properties and assets in as good repair and condition as at the date of this Agreement, subject to ordinary wear and tear, all to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

(iii) Except pursuant to obligations existing as at the date of this Agreement, Columbus shall not, nor shall it permit its Subsidiary to: (A) declare, set aside or pay any dividends on, make other distributions or return capital in respect of any of its capital stock or any other equity interests, in cash, stock property; (B) split, combine, subdivide or reclassify any of its or such Subsidiary’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or such Subsidiary’s capital stock; (C) issue, sell, pledge, reserve, set aside, dispose of, grant or encumber, repurchase, redeem or otherwise acquire any shares of its or such Subsidiary’s capital stock or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warrants, calls, subscriptions or options to acquire, shares of its or such Subsidiary’s capital stock, or authorize any of the foregoing, except the issue of Columbus Common Shares pursuant to, and in accordance with the terms of, the Convertible Notes, Columbus Options and Columbus Warrants granted prior to the date of this Agreement or under agreements existing prior to the date of this Agreement; or (D) enter into or announce any agreement or arrangement with respect to the sale, voting, registration or repurchase of any shares of its capital stock or any security convertible into or exchangeable for such shares.

(iv) Except pursuant to obligations existing as at the date of this Agreement, Columbus shall not, nor shall Columbus permit its Subsidiary to authorize, make or commit to make any capital expenditures (including capital lease obligations) in excess of $100,000 individually or in the aggregate (provided that Columbus shall promptly provide to Santa Fe notice and details with respect to any individual capital expenditure in excess of $50,000) other than capital expenditures (A) to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (B) that are required under applicable Law.

(v) Columbus shall not, nor shall it permit its Subsidiary to, reorganize, recapitalize, consolidate, dissolve, liquidate, amalgamate or merge with any other person, nor acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or person or otherwise acquire or agree to acquire any assets of any other person (other than purchases of assets from suppliers or vendors in the ordinary course of business consistent with past practice).

(vi) Columbus shall not, nor shall it permit its Subsidiary to, sell, pledge, encumber, lease (whether such lease is an operating or capital lease) or otherwise dispose of any material assets (other than relating to a transaction between Columbus and its Subsidiary).

(vii) Columbus shall not, nor shall it permit its Subsidiary to (A) incur any indebtedness for borrowed money or purchase money indebtedness or assume, guarantee, endorse any indebtedness, other than (1) indebtedness pursuant to the Bridge Financing Agreement; (2) indebtedness between Columbus and its Subsidiary, (3) additional indebtedness incurred in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate and (4) additional borrowings under credit lines existing as of the date of this Agreement incurred in the ordinary course of business consistent with past practice or, without limiting Santa Fe’s obligations under Section 8.6, to pay legal, accounting, financial advisory and other expenses in connection with the transactions contemplated by this Agreement, (B) enter into any material operating lease or create any Liens on the property of Columbus or its Subsidiary in connection with any indebtedness, or (C) refinance any debt;

(viii) Except as required by applicable Law or any agreement to which Columbus or its Subsidiary is a party on the date of this Agreement, Columbus shall not, nor shall it permit its Subsidiary to:

(A) increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under the Columbus Share Option Plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of Columbus or its Subsidiary;

 (B) except in connection with calendar year-end bonuses to be provided to the officers, consultants and employees of Columbus reasonably consistent with past practice, it being acknowledged and agreed by Santa Fe that Columbus will again engage in such practice in 2011, increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of Columbus or its Subsidiary, except for normal increases for persons who are not directors or officers made in the ordinary course of business consistent as to timing and otherwise with past practice over the last two completed fiscal years of Columbus; or

(C) adopt, establish, enter into or implement any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Columbus or its Subsidiary or amend any employee benefit plan, policy, severance or termination agreement, but notwithstanding anything to the contrary herein, the board of directors of Columbus may accelerate the vesting of any unvested Columbus Options providing it does not otherwise amend, vary or modify the Columbus Share Option Plan.

(ix) Columbus shall not, nor shall it permit its Subsidiary to, amend or propose to amend its constating documents.

(x) Except in the ordinary course of business, as required by obligations existing as of the date of this Agreement or by applicable Laws, Columbus shall not, nor shall it permit its Subsidiary to, (A) enter into, terminate, modify or waive any provision of any contract which involves payments or receipts by Columbus or its Subsidiary of more than $100,000 over the term of such contract or agreement, (B) waive, transfer, grant or release any claims or potential claims of in excess of $100,000 or (C) waive any benefits of, or agree to modify in any respect, or terminate, release or fail to enforce, or consent to any material matter with respect to which consent is required, under, any confidentiality, standstill or similar agreement to which Columbus or its Subsidiary is a party or which Columbus or its Subsidiary is a beneficiary.

(xi) Columbus shall not, nor shall it permit its Subsidiary to, take or fail to take any action which would cause any of Columbus’s representations or warranties hereunder to be untrue in any material respect or would be reasonably expected to prevent or materially impede, interfere with or delay completion of the Arrangement.

(xii) Columbus shall not, nor shall it permit its Subsidiary to, amend, modify or terminate any insurance policy in effect on the date of this Agreement, except for scheduled renewals of any insurance policy in effect on the date hereof as listed in the Disclosure Letter in the ordinary course of business consistent with past practice, and also except for the establishment of run-off insurance intended to survive the closing of the transactions set out herein, as listed in the Disclosure Letter.

(xiii) Columbus shall not, nor shall it permit its Subsidiary to, (A) cancel any material indebtedness, or (B) waive, transfer, grant or release any claims or potential claims of material value.

(xiv) Columbus shall provide notice under all management contracts to provide for the cessation of the obligations of Columbus thereunder to be effective 45 days after the Effective Date, and in the event that one or more of such management contracts are set to terminate on December 31, 2011 but such date is before the Effective Date, to renew such contracts to provide that each will terminate 45 days after the Effective Date.

(xv) Columbus shall not, nor shall it permit its Subsidiary to, announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

(b)	Columbus shall promptly advise Santa Fe in writing:

(i) of any event, condition or circumstance that might be reasonably expected to cause any representation or warranty of Columbus contained in this Agreement to be materially untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

(ii) of any Material Adverse Effect or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect; and

(iii) of any material breach by Columbus of any covenant, obligation or agreement contained in this Agreement.

(c) Columbus shall use its commercially reasonable efforts to perform all obligations required to be performed by Columbus under this Agreement, cooperate with Santa Fe in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Columbus shall:

(i) subject to Sections 5.6 and 5.7 solicit from the Columbus Securityholders proxies in favour of approval of the Arrangement Resolution (in a commercially reasonable manner) and use commercially reasonable efforts to obtain the approval by Columbus Securityholders of the Arrangement Resolution and may at Santa Fe’s expense, retain the services of a proxy solicitation firm chosen by Columbus to solicit proxies in favour of the Arrangement Resolution and shall fully cooperate with Santa Fe in connection therewith including providing to Santa Fe such information as Santa Fe may request and doing such other things as Santa Fe may reasonably request in connection therewith;

(ii) subject to the last sentence of Section 5.7(a) and compliance by Santa Fe with Section 5.2(b)(ix), use commercially reasonable efforts to not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Columbus Meeting without Santa Fe’s consent (not to be unreasonably withheld or delayed) except as required by applicable Law or, in the case of adjournment, as may be required by Columbus Securityholders as expressed by majority resolution;

(iii) to the extent that satisfaction of such condition precedents are within its control, use commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 6 hereof;

(iv) apply for and use commercially reasonable efforts to obtain as promptly as practicable the Appropriate Regulatory Approvals required to be obtained by Columbus or its Subsidiary as specified in Schedule A and, in doing so, to keep Santa Fe reasonably informed as to the status of the proceedings and any material discussions or correspondence related to obtaining such Appropriate Regulatory Approvals, including, but not limited to, providing Santa Fe the opportunity to be present for all communications with any Governmental Entity and providing Santa Fe with copies of all related applications and notifications, in draft and final form, in order for Santa Fe to provide its reasonable comments and all such applications and notifications shall be subject to the prior approval of Santa Fe, acting reasonably;

(v) apply for and use commercially reasonable efforts to obtain the Interim Order and the Final Order;

(vi) carry out the terms of the Interim Order and the Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Columbus or its Subsidiary with respect to the transactions contemplated hereby and by the Arrangement;

(vii) diligently defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(viii) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(ix) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Columbus or its Subsidiary in connection with the transactions contemplated hereby; and

(x) use commercially reasonable efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by Columbus or its Subsidiary to consummate the transactions contemplated hereby the failure of which to obtain would materially and adversely affect the ability of Columbus to consummate the transactions contemplated hereby.

(d) The board of directors of Columbus shall recommend to the Columbus Securityholders the approval of the Arrangement Resolution and such recommendation shall be included in the Circular in such locations and with such prominence as Santa Fe may reasonably require.

Covenants of Santa Fe

5.2	(a) Santa Fe shall promptly advise Columbus in writing:

(i) of any event, condition or circumstance that might be reasonably expected to cause any representation or warranty of Santa Fe contained in this Agreement to be untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

(ii) of any event, occurrence or development which would reasonably be expected to prohibit Santa Fe from completing the Arrangement; and

(iii) of any material breach by any of Santa Fe of any of their covenants, obligations or agreements contained in this Agreement.

(b) Santa Fe shall use its reasonable best efforts to perform all obligations required to be performed by it under this Agreement, cooperate with Columbus in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

(i) to the extent that satisfaction of such condition precedents are within its control, use reasonable best efforts to satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 6 hereof;

(ii) apply for and use reasonable best efforts to obtain as promptly as practicable all Appropriate Regulatory Approvals required to be obtained by Santa Fe as specified in Schedule A in order for Santa Fe to consummate the transactions contemplated hereby, and, in doing so, to keep Columbus reasonably informed as to the status of the proceedings and any material discussions or correspondence related to obtaining such Appropriate Regulatory Approvals, including, but not limited to, providing Columbus the opportunity to be present for all communications with any Governmental Entity and providing Columbus with copies of all related applications and notifications, in draft form and final, in order for Columbus to provide its reasonable comments;

(iii) carry out the terms of the Interim Order and Final Order applicable to it and use reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on Santa Fe with respect to the transactions contemplated hereby and by the Arrangement;

(iv) diligently defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v) if required by an applicable Governmental Entity as a condition of completing the Arrangement, use reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to Santa Fe, which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, including but not limited to the cease trade order issued by the BCSC against Santa Fe on November 25, 2003 and the cease trade order issued by the Ontario Securities Commission BCSC against Santa Fe on November 20, 2003;

(vi) on request of Columbus, provide reasonable and appropriate assistance, including financial assistance, in connection with any application by Columbus for maintenance of Columbus’ mineral projects, as required, either in connection with or in addition to the Bridge Financing Agreement;

(vii) to the extent permitted by applicable Law, vote its Columbus Common Shares in favour of the Arrangement and not sell transfer or otherwise dispose of any of its Columbus Common Shares prior to the Columbus Meeting;

(viii) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Santa Fe or their Subsidiaries in connection with the transactions contemplated hereby; and

(ix) obtain and deliver the Commitment Letter to Columbus as soon as is reasonably possible and, in any event, prior to December 31, 2011.

Access to Information

5.3      Subject to Section 5.4 and applicable Laws, Columbus shall (and shall cause its Subsidiary and its representatives, officers, directors, employees and agents to) afford the officers, employees, and other authorized representatives and advisors (including financial advisors, legal counsel and accountants) (collectively "Representatives"of Santa Fe access, during normal business hours from the date of this Agreement and until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article 7, to its respective properties, books, contracts and records, as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of Columbus at the offices of Columbus or the location where such records or properties are normally kept. Subject to Section 5.4 and applicable Laws, Santa Fe shall afford the Representatives of Columbus access during normal business hours from the date of this Agreement and until the earlier of the Effective Date or the termination of this Agreement, to such of Santa Fe’s management personnel as Columbus may request, acting reasonably. To the extent that any Columbus information or documentation is competitively sensitive in relation to Santa Fe, such information will be disclosed only to external advisors of Santa Fe, except as may be agreed by Columbus.

Confidentiality

5.4

(a) Each of Columbus and Santa Fe hereby agree that this Agreement and its contents shall not be disclosed by any Party (whether by press release or otherwise) without the prior written consent of the other parties, except as may be necessary, in the opinion of counsel to the relevant party, to comply with applicable securities laws and stock exchange rules, including Columbus’ obligation to file this agreement on SEDAR, provided that the party making disclosure shall use commercially reasonable efforts to obtain the prior written consent of the other parties prior to making such disclosure.

(b) Each of Columbus and Santa Fe hereby agree to and approve of the disclosure and exchange of Confidential Information to such consultants, legal advisors, financial institutions, business associates and others whom Columbus and Santa Fe may reasonably deem necessary for the completion of the transactions contemplated hereby, provided that each party receiving Confidential Information shall, upon request of the party disclosing Confidential Information, provide a list of all individuals who have received or been provided with access to any such Confidential Information.

Indemnification

5.5 Each party (the “Indemnifying Party”) hereto undertakes with the other party hereto (the “Indemnified Party”) to hold the Indemnified Party fully and effectually indemnified from and against all losses, claims, damages, liabilities, actions or demands (including amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages), to which such Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand. The obligations of each party hereto under this Section 5.5 shall terminate two years after the Arrangement is consummated.

Covenants Regarding Non-Solicitation

5.6

(a) Columbus shall, and shall direct and cause its Representatives and its Subsidiary and its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by Columbus and, in connection therewith, Columbus shall request (and exercise all rights it has to require) the return of information regarding Columbus and its Subsidiary previously provided to such parties under confidentiality agreements or shall request, to the extent it is entitled to do so under such confidentiality agreements (and exercise all rights it has to require), the destruction of all materials including or incorporating any confidential information regarding Columbus and its Subsidiary.

(b) Subject to Section 5.7, Columbus agrees that it shall not, and shall not authorize or permit its Subsidiary or any of its or its Representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate, including by way of furnishing information or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw, modify, qualify or change in a manner adverse to Santa Fe, or publicly propose to withdraw, modify, qualify or change in a manner adverse to Santa Fe, the approval, recommendation or declaration of advisability of the board of directors of Columbus of the transactions contemplated hereby (it being understood that failing to affirm the approval or recommendation of the board of directors of Columbus of the transactions contemplated hereby after an Acquisition Proposal has been publicly announced shall be considered an adverse modification), (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal or requiring Columbus to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any person in the event that Columbus or its Subsidiary completes the transactions contemplated hereby or any other transaction with Santa Fe or any of its affiliates agreed to prior to any termination of this Agreement. Notwithstanding the preceding sentence and any other provisions of this Agreement, the board of directors of Columbus may, prior to the approval of the Arrangement by the Columbus Securityholders, consider, participate in any discussions or negotiations with, or provide information in accordance with the last sentence of this paragraph to, any person who has delivered a bona fide written Acquisition Proposal which was not solicited after the date of this Agreement and did not prior to the delivery of such Acquisition Proposal otherwise result from a breach of this Section 5.6 and that the board of directors of Columbus determines in good faith, after consultation with its financial advisors, if any, and outside legal counsel, would be reasonably likely to result in a Superior Proposal; provided, however, that prior to taking any such action, (x) the board of directors of Columbus must receive advice of outside counsel that it is necessary for the board of directors of Columbus to take such action in order to discharge properly its fiduciary duties, and (y) Columbus must obtain a confidentiality agreement from the person making such Acquisition Proposal; provided further that Columbus shall not commence or participate in discussions or negotiations with, or provide information to any person who has delivered an unsolicited bona fide written Acquisition Proposal until 48 hours after Columbus shall have advised Santa Fe of its determination that such Acquisition Proposal would be reasonably likely to result in a Superior Proposal and of its intention to take such actions. Columbus shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any person proposing an Acquisition Proposal, in each case after the date of the approval of the Arrangement by the Columbus Securityholders. If Columbus receives a request for material non-public information from a person who has made an unsolicited bona fide written Acquisition Proposal and Columbus is permitted, as contemplated under the second sentence of this Section 5.6(b), to consider, participate in any discussions with respect to or negotiate the terms of such Acquisition Proposal, then, and only in such case, the board of directors of Columbus may, subject to the execution by such person of the confidentiality agreement as described in (y) above, provide such person with access to information regarding Columbus; provided that Columbus sends a copy of any such confidentiality agreement to Santa Fe promptly upon its execution and Santa Fe is provided with a list of, and copies of, the information provided to such person and (except to the extent such information has previously been provided to Santa Fe) is immediately provided with access to similar information to which such person was provided.

(c) From and after the date of this Agreement, Columbus shall promptly (and in any event within 24 hours) notify Santa Fe, at first orally and then in writing, of any inquiries, proposals or offers relating to or constituting an Acquisition Proposal, or any request for non-public information relating to Columbus or its Subsidiary. Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as Santa Fe may reasonably request. Columbus shall keep Santa Fe fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(d) Columbus shall ensure that its officers, directors and employees and its Subsidiary and its officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.6, and it shall be responsible for any breach of this Section 5.6 by such officers, directors, employees, financial advisors or other advisors or representatives.

(e) Nothing contained in this Section 5.6 shall prohibit Columbus from: (i) making any disclosure of an Acquisition Proposal to the Columbus Securityholders prior to the Effective Time if, in the good faith judgment of the board of directors of Columbus after receiving the advice of outside counsel, not taking such action would reasonably be likely to be inconsistent with its fiduciary duties under Applicable Law or is otherwise required under applicable Law; (ii) taking any other action with regard to an Acquisition Proposal to the extent ordered or otherwise mandated by any court of competent jurisdiction; (iii) responding to a bona fide request for information that could reasonably be expected to lead to an Acquisition Proposal solely by advising that no information can be provided unless a bona fide written Acquisition Proposal is made and then only in compliance with Section 5.6(b); and (iv) complying with those provisions under applicable Laws relating to the provision of directors'; circulars and making appropriate disclosure with respect thereto to the Columbus Securityholders.

Right to Accept a Superior Proposal

5.7

(a) If Columbus has complied with Section 5.6 with respect thereto, Columbus may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal prior to the approval of the Arrangement by the Columbus Securityholders and terminate this Agreement if, and only if (with the exception of a confidentiality agreement the execution of which shall not be subject to the conditions of this Section 5.7):

(i) Columbus has provided Santa Fe with a copy of the Superior Proposal document;

(ii) five Business Days shall have elapsed from the later of (x) the date Santa Fe received written notice (a “Section 5.7 Notice") from Columbus advising Santa Fe that Columbus's board of directors has resolved, subject only to compliance with this Section 5.7, to accept, approve, recommend or authorize Columbus to enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the date Santa Fe received a copy of such Superior Proposal document;

(iii) Columbus’s board of directors has determined in good faith (after consultation with its financial advisors, if any, and outside counsel) that it is necessary for the board of directors of Columbus to take such action in order to discharge properly its fiduciary duties and, as a consequence, withdraw or modify its approval or recommendation of this Agreement and approve or recommend such Superior Proposal;

(iv) such Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Columbus or its Subsidiary completes the transactions contemplated by this Agreement or any similar other transaction with Santa Fe or any of its affiliates agreed to prior to any termination of this Agreement (for greater certainty, this paragraph (iv) does not apply in connection with any agreement entered into by Columbus following the termination of this Agreement); and

(v) taking into account any revised proposal made by Santa Fe pursuant to Section 5.7(b) during the period referred to in Section 5.7(a)(ii), such Superior Proposal remains a Superior Proposal and the board of directors of Columbus has again made the determinations referred to in Section 5.7(a)(iii).

In the event that Columbus provides Santa Fe with a Section 5.7 Notice on a date that is less than seven Business Days prior to the Columbus Meeting, Columbus shall, at the request of Santa Fe, adjourn the Columbus Meeting to a date that is not less than eight Business Days and not more than 15 Business Days after the date of the Section 5.7 Notice.

(b) During the period referred to in Section 5.7(a)(ii), Columbus agrees that Santa Fe shall have the right, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The board of directors of Columbus will review any proposal by Santa Fe to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Santa Fe's amended proposal upon acceptance by Columbus would result in the applicable Superior Proposal ceasing to be a Superior Proposal. If the board of directors of Columbus so determines, it will enter into an amended agreement with Santa Fe reflecting Santa Fe's amended proposal.

(c) Columbus also acknowledges and agrees that each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 5.6 and the requirement under clause (ii) of Section 5.7(a) to initiate an additional notice period of five Business Days.

Pre-Acquisition Reorganizations

5.8      Columbus will agree to effect such reorganization of its business, operations and assets or such other transactions (each, “Pre-acquisition Reorganization”) as Santa Fe may reasonably request prior to the Effective Date, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that such reorganization shall be at the sole and prepaid expense of Santa Fe, Santa Fe fully indemnifies Columbus and any material subsidiaries, in form and substance satisfactory to Columbus (acting reasonably), for any expense damage, loss or other disadvantage for so doing, and that Columbus need not effect any Pre-acquisition Reorganization which, in the opinion of Columbus, acting reasonably, (a) would require Columbus to obtain the approval of any class of Columbus Securityholders in respect of such Pre-Acquisition Reorganization other than at the Columbus Meeting, (b) would prejudice any class of Columbus Securityholders in any manner whatsoever, whether financial or otherwise, (c) would impede or materially delay the consummation of the transactions contemplated hereby, (d) would unreasonably interfere in the ongoing operations of Columbus, (e) would require Columbus to contravene any Laws , its respective organizational documents, or any contract of Columbus, or (f) cannot either be (i) completed immediately prior to or contemporaneously with the Effective Time or (ii) reversed or unwound without adversely affecting Columbus and its Subsidiary (and provided that a risk of adversely affecting Columbus shall be deemed to be adversely affecting it). Santa Fe shall provide Columbus with 10 Business Days notice, and a description of the Pre-acquisition Reorganization, with it being understood in all cases that (A) any action taken by Columbus or any subsidiary in good faith pursuant to any request to effect a Pre-acquisition Reorganization shall be deemed not to constitute a breach of any representation, warranty or covenant under this Agreement or any agreement to which Columbus and Santa Fe are parties, and (B) if, at the request of Santa Fe, Columbus effects any Pre-acquisition Reorganization and the Arrangement is not consummated, Santa Fe shall be responsible for any structuring and unwinding costs (including any Tax costs) reasonably incurred in connection with any proposed or completed Pre-acquisition Reorganization.

Proxies Received and Dissent Notices

5.9      Columbus shall advise Santa Fe:

(a) as reasonably requested, and if requested on a daily basis on each of the last seven Business Days prior to the Columbus Meeting, as to the aggregate tally of the proxies and votes received in respect of the Columbus Meeting; and

(b) of any written notice of dissent, withdrawal of such notice, and any other instruments received by Columbus pursuant to the Dissent Rights.

Closing Matters

5.10      Each of the parties shall use commercially reasonable efforts to complete the Arrangement on or before March 31, 2012 but that, in any event, such closing shall occur before the Termination Date. Unless this Agreement is terminated earlier pursuant to the provisions hereof, Columbus and Santa Fe will meet at the offices of DuMoulin Black LLP, Vancouver, British Columbia at 10:00 a.m. (Vancouver time) on the Business Day preceding the Effective Date (or at such other time or on such other date or location as they may agree) and each of them will deliver to the other the documents required to be delivered by it hereunder to complete the transactions contemplated hereby (provided that each such document, whether to be dated the Effective Date or not, will be held in escrow to be released upon the occurrence of the Effective Time). Santa Fe and Columbus shall deliver, at the Effective Time, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably. Without limiting the generality of the foregoing, Columbus shall deliver to Santa Fe at the closing of the Arrangement resignations of all of the directors and officers of Columbus and its Subsidiary.

5.11      Indemnification and Insurance

(a) Santa Fe hereby covenants and agrees that all rights to indemnification or exculpation in favour of the directors and officers of Columbus and its Subsidiary provided in their respective constating documents, or in any agreement, and any directors’ and officers’ insurance now existing in favour of such directors or officers shall survive the completion of the Arrangement (or be replaced with substantially equivalent coverage from another provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of not less than six years from the Effective Date. From and after the Effective Date Santa Fe shall cause Columbus and its Subsidiary to comply with this covenant.

(b) Columbus and the Subsidiary shall act as agent and trustee of the benefits of the foregoing for their respective directors and officers for the purpose of Section 5.11(a) and Section 5.11 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against Santa Fe and Columbus and its Subsidiary by the persons described in Section 5.11 hereof.

ARTICLE 6

CONDITIONS

Mutual Conditions

6.1      The respective obligations of the parties hereto to consummate the Arrangement shall be subject to the satisfaction of the following conditions at or before the Effective Time (any of which may be waived by the mutual consent of such parties without prejudice to their right to rely on any other of such conditions):

(a) the Arrangement Resolution shall have been approved by the Columbus Securityholders at the Columbus Meeting in the manner required by applicable Laws (including any requirements imposed by the Interim Order);

(b) the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Santa Fe and Columbus, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(c) no provision of any applicable Laws and no judgment, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the consummation of the Arrangement or the transactions contemplated by this Agreement;

(d) the Appropriate Regulatory Approvals shall have been obtained and be in full force and effect; and

(e)      all other consents, waivers, permits, orders and approvals of any Governmental Entity, in connection with, or required to permit, the consummation of the Arrangement, the failure to obtain which or the non-expiry of which would constitute a breach of Law, or would, individually or in the aggregate, have a Material Adverse Effect or material adverse effect on Santa Fe after the Effective Time, shall have been obtained or received.

Additional Conditions to the Obligations of Santa Fe

6.2      The obligations of Santa Fe to consummate the Arrangement shall be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Santa Fe and may be waived by Santa Fe without prejudice to its right to rely on any other of such conditions) at or before the Effective Time:

(a) Columbus shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with by it on or before the Effective Time;

(b) each of the representations and warranties of Columbus under this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a Material Adverse Effect;

(c) since the date of this Agreement, there shall have been no Material Adverse Effect or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect or which would materially and adversely affect the ability of Columbus to consummate the transactions contemplated hereby;

(d) Santa Fe shall have received a certificate of Columbus addressed to Santa Fe and dated the Effective Date, signed on behalf of Columbus by the Chief Executive Officer and the Chief Financial Officer of Columbus, confirming that the conditions in Sections 6.2(a), (b) and (c) have been satisfied;

(e) Santa Fe shall have completed one or more debt and/or equity financings in an amount or amounts that, when added to Santa Fe’s available cash on hand, is at least equal to the aggregate amount (the “Aggregate Transaction Consideration”) required for Santa Fe to complete the Arrangement;

(f) if Dissent Rights are granted to holders of Columbus Common Shares by the Court in connection with the Arrangement, holders of not more than 5% of the issued and outstanding Columbus Common Shares shall have exercised rights of dissent in relation to the Arrangement;

(g) there shall not be any action taken, any Law enacted, entered, enforced or deemed applicable by any Governmental Entity or pending or threatened any suit, action or proceeding by any Governmental Entity in connection with the grant of any Appropriate

Regulatory Approval or otherwise (i) seeking to prohibit or restrict the acquisition by Santa Fe or any of its Subsidiaries of any Columbus Common Shares, the Columbus Options or the Columbus Warrants, (ii) challenging or seeking to restrain or prohibit the consummation of the Arrangement or seeking to obtain from Columbus or Santa Fe any damages that are material in relation to Columbus and its Subsidiary taken as a whole, (iii) seeking, as a direct consequence of the Arrangement, to prohibit or materially limit the ownership or operation by Santa Fe or any of its Subsidiaries of any material portion of the business or assets of Santa Fe, Columbus or any of their respective Subsidiaries or to compel Santa Fe or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of Santa Fe or Columbus or any of their respective Subsidiaries, as a result of the Arrangement, (iv) seeking, as a direct consequence of the Arrangement, to impose limitations on the ability of Santa Fe or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, any Columbus Common Shares, including the right to vote the Columbus Common Shares purchased by it on all matters properly presented to the shareholders of Columbus after the Effective Time, or (v) seeking to prohibit Santa Fe or any of its Subsidiaries from effectively controlling in any material respect the business or operations of Columbus and its Subsidiary after the Effective Time; and

(h) the board of directors of Columbus shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Columbus to permit the consummation of the Arrangement.

Additional Conditions to the Obligations of Columbus

6.3      The obligations of Columbus to consummate the Arrangement or, where indicated below, to complete a step towards the same, shall be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Columbus and may be waived by Columbus without prejudice to their right to rely on any other of such conditions) at or before the Effective Time, unless otherwise indicated:

(a) in the case of the obligation of Columbus to apply for the Interim Order and complete all subsequent steps towards completing, and to complete, the Arrangement, Columbus shall have received the Fairness Opinion and Santa Fe shall have first delivered the Commitment Letter in accordance with Section 5.2(b)(ix);

(b) Santa Fe shall have performed or complied with, in all material respects, its obligations, covenants and agreements hereunder to be performed and complied with by it on or before the Effective Time;

 (c) each of the representations and warranties of Santa Fe under this Agreement, shall be true and correct in all material respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties to be true and correct does not adversely impact the ability of Santa Fe to complete the Arrangement;

(d) Columbus shall have received a certificate of Santa Fe addressed to Columbus and dated the Effective Date, signed on behalf of Santa Fe by its Chief Executive Officer and its Chief Financial Officer, confirming that the conditions in Sections 6.3(a), (b), (c) and (e) have been satisfied;

(e) the board of directors of Santa Fe shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Santa Fe to permit the consummation of the Arrangement; and

(f) Santa Fe shall have deposited with the Depositary (as defined in the Plan of Arrangement) the funds required to effect payment in full of the aggregate consideration payable to Columbus Securityholders pursuant to the Arrangement in accordance with the Plan of Arrangement.

Merger of Conditions

6.4      The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7

AMENDMENT AND TERMINATION

Amendment

7.1      This Agreement may, at any time and from time to time before or after the holding of the Columbus Meeting but not later than the Effective Time, be amended by mutual written agreement of the parties hereto and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d) waive compliance with or modify any conditions precedent herein contained,

provided, however, that no such amendment may reduce or adversely affect the consideration to be received by the Columbus Securityholders under the Arrangement without their approval at the Columbus Meeting or, following the Columbus Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement or as may be required by the Court.

Termination

7.2

(a) If any condition contained in Sections 6.1 or 6.2 is not satisfied at or before the Termination Date, then Santa Fe may, by notice to Columbus, terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided); provided, however, that Santa Fe shall not be permitted to terminate this Agreement pursuant to this Section 7.2(a) if the failure of such condition to be satisfied is or was the result, directly or indirectly, of (i) a breach by Santa Fe of any of its covenants or obligations hereunder or under the Bridge Financing Agreement or (ii) the wilful act or omission of Santa Fe intended to cause such condition not to be satisfied.

(b) If any condition contained in Sections 6.1 or 6.3 is not satisfied at or before the Termination Date, then Columbus may, by notice to Santa Fe, terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided); provided, however, that Columbus shall not be permitted to terminate this Agreement pursuant to this Section 7.2(b) if the failure of such condition to be satisfied is or was the result of (i) a breach by Columbus of any of its covenants or obligations hereunder or (ii) the wilful act or omission of Columbus intended to cause such condition not to be satisfied.

(c) This Agreement may:

(i) be terminated by the mutual agreement of Columbus and Santa Fe (without any action on the part of the Columbus Securityholders);

(ii) be terminated by Columbus if it does not receive the Commitment Letter from Santa Fe on or before December 31, 2011;

(iii) be terminated by Columbus if Santa Fe is in breach of its obligations under the Bridge Financing Agreement or Section 8.6;

(iv) be terminated by either Columbus or Santa Fe, if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(v) be terminated by Santa Fe if (A) the board of directors of Columbus shall have failed to recommend that Columbus Securityholders vote in favour of the Arrangement Resolution or withdrawn, modified, qualified or changed, in a manner adverse to Santa Fe, its approval or recommendation of the Arrangement or the Arrangement Resolution by or in any manner which could reasonably be expected to reduce the likelihood of the Arrangement Resolution being approved at the Columbus Meeting or (B) the board of directors of Columbus shall have approved or recommended an Acquisition Proposal or fails to affirm its recommendation in respect of the Arrangement at the request of Santa Fe following the announcement of an Acquisition Proposal;

(vi) be terminated by Columbus in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 5.7;

(vii) be terminated by Columbus or Santa Fe if the approval of the Columbus Securityholders shall not have been obtained by reason of the failure to obtain the required levels of favourable votes on the Arrangement Resolution at the Columbus Meeting;

(viii) be terminated by Santa Fe if there is a intentional, wilful or deliberate breach of the covenants in Section 5.6 or 5.7 by Columbus, its Subsidiary or any of their respective directors, officers, employees, agents, consultants or any other Representative, in each case, prior to the Termination Date.

(d) If the Effective Time does not occur on or prior to end of business on the Termination Date, then this Agreement shall automatically terminate.

Effect of Termination

7.3      Except as otherwise set forth herein, if this Agreement is terminated in accordance with the provisions of Section 7.2, then no party shall have any further liability to perform its obligations hereunder except for the provisions of this Section 7.3 and Sections 5.4, 5.5, 8.6, 8.8, 8.11 and 8.12; provided that neither the termination of this Agreement nor anything contained in this Section 7.3 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein.

Notice and Cure Provisions

7.4      If either Columbus, on the one hand, or Santa Fe, on the other hand, determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, such party will so notify the other party forthwith upon making such determination in order that the other party will have the right and opportunity to take such steps as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Termination Date. Such notice will be in writing and will specify in reasonable detail all breaches of covenants, representations and warranties or other matters which the party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is given, provided that the other party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Termination Date and the expiration of a period of ten Business Days from such notice. If such notice has been given prior to the date of the Columbus Meeting, the Columbus Meeting, unless the parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). This Section will not apply to a determination by Columbus that it intends to refuse to complete the transactions contemplated hereby because of a failure by Santa Fe to deliver the Commitment Letter as required pursuant to Section 5.2(b)(ix).

Mechanics of Setting Effective Date

7.5      In order to better co-ordinate the determination of a mutually satisfactory Effective Date, each of Columbus and Santa Fe respectively may, at least eight Business Days prior to the Termination Date, provide the other with a notice that such party believes both the conditions precedent in its favour and the mutual conditions precedent insofar as that party knows, have been or will be met by a certain date that is not less than five Business Days hence and propose that date to be the Effective Date. Upon receiving a such notice, the receiving party will respond within two Business Days either (a) agreeing to the proposed Effective Date; (b) proposing an alternative date which it believes is the next earliest practicable date for the Effective Date; or (c) shall confirm what conditions precedent cannot in such party's view be met by the notifying party's proposed Effective Date and further advising when such party believes such conditions precedent are likely to be met but without committing to a specific date.

In the event the parties agree on a proposed Effective Date the parties will each use reasonable commercial efforts to complete the Arrangement on such date and Columbus shall make a disclosure of the agreed date. If the parties do not agree on a proposed Effective Date, then the Effective Date shall be the date that is the earlier of (a) five Business Days after the satisfaction of all conditions precedent set forth in Article 6 hereof with the parties communicating in good faith the status of any remaining unfulfilled conditions, and (b) the date before the Termination Date. If on the agreed upon Effective Date, following the satisfaction of all condition precedents set forth in Article 6 hereof, an unforeseen event shall occur which will adversely affect the ability of either party to complete the Arrangement as contemplated by the Arrangement, then the affected party may by notice to the other prior to the Effective Time postpone the Effective Date for up to three Business Days (which shall be three days if the parties do not otherwise agree) provided the postponement shall not adversely affect the theretofore unaffected party. For greater certainty, such postponement shall be a one time postponement and the Effective Date may not be postponed further.

Each of the parties agree that they will act reasonably in signing a closing certificate referencing the Effective Date as established above and acknowledging the Effective Time, which, unless the parties agree otherwise, shall be deemed to be 12:01 AM on the Effective Date.

ARTICLE 8

GENERAL

Notices

8.1      All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	If to Columbus, at:

Columbus Silver Corporation
307-475 Howe Street
Vancouver, British Columbia V6C 2B3

Attention: Joel Schuster, Vice President of Commercial Affairs
Email: joel@mineralcorporations.com

with a copy to:

DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, BC V6C 2T5

	Attention:	Corey M. Dean
Email: cdean@dumoulinblack.com

(b)	If to a Santa Fe Party, at:

Santa Fe Gold Corporation
1128 Pennsylvania N.E., Suite 205
Albequerque, New Mexico 87110

Attention: Pierce Carson, President and Chief Executive Officer
Email: wpiercecarson@aol.com

with a copy to:

McCullough O’ Connor Irwin LLP
Suite 2610 Oceanic Plaza
1066 West Hastings Street
Vancouver, B.C. V6E 3X1

Attention: David Gunasekera
Email: dgunasekera@mcmillan.ca

and

The Jordaan Law Firm PLLC
5950 Sherry Lane, 4th Floor
Dallas, Texas 75225

Attention: Jakes Jordaan
Email: jakes@jordaanlaw.com

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day

Assignment

8.2      No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement or the Arrangement (whether by operation of law or otherwise) without the written consent of the other parties hereto, which consent is in the sole discretion of such parties.

Binding Effect

8.3      Subject to Section 8.2, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Waiver and Modification

8.4      Columbus and Santa Fe may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants or agreements herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

Further Assurances

8.5      Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Expenses

8.6      The parties agree that Santa Fe shall be responsible for all transaction expenses related to the entering into of this Agreement, the Interim Order, the holding of the Columbus Meeting, the Final Order and the Arrangement, including legal fees incurred by Columbus, the cost of the Fairness Opinion, all filing fees and other expenses incurred by Columbus in performing its obligations hereunder, all costs associated with obtaining the Appropriate Regulatory Approvals and the printing and mailing costs associated with the Columbus Meeting (collectively, “Expenses”). Santa Fe will pay, and provide Columbus with proof of payment of, Expenses within five business days of receipt by Santa Fe of invoices for Expenses. If Expenses are paid directly by Columbus, Santa Fe will reimburse Columbus for such Expenses within five business days of receipt by Santa Fe of proof of such payment. For greater certainty, funds provided to Columbus by Santa Fe pursuant to this section will not be or form a part of “Advances” as defined in the Bridge Financing Agreement and will be non-refundable.

Public Announcements

8.7      Santa Fe and Columbus agree to consult with each other prior to issuing any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its commercially reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement. Santa Fe and Columbus also agree to consult with each other in preparing and making any filings and communications in connection with any Appropriate Regulatory Approvals.

Governing Laws; Consent to Jurisdiction

8.8      This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Remedies

8.9      Except as otherwise set forth herein, the parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

Time of Essence

8.10      Time shall be of the essence in this Agreement.

Entire Agreement

8.11      This Agreement constitutes the entire agreement among the parties hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties hereto with respect to the matters hereof and thereof

Severability

8.12      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SCHEDULE A

APPROPRIATE REGULATORY APPROVALS

Part I. For Columbus: TSXV acceptance

Part II. For Santa Fe: None

SCHEDULE B

FORM OF ARRANGEMENT RESOLUTION

“RESOLVED, AS A SPECIAL RESOLUTION, that:

1.

The arrangement (the “Arrangement ”) under Division 5 of Part 9 of the British Columbia Business Corporations Act involving Columbus Silver Corporation (“the Company”) and its securityholders, all as more particularly described and set forth in the Management Information Circular (the “Information Circular”) of the Company dated as of _______________, 201__, accompanying the notice of this meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.

The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving the Company and implementing the Arrangement, the full text of which is set out in Appendix “________” to the Information Circular, is hereby authorized, approved and adopted;

3.

The arrangement agreement (the “Arrangement Agreement”) between the Company and Santa Fe Gold Corporation, dated as of December 15, 2011, and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved;

4.

Notwithstanding that this resolution has been passed by the Company’s securityholders (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered, without further notice to, or approval of, any securityholders of the Company or other interest or affected parties:

	(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

	(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement or otherwise give effect to these resolutions;

5.

Any one or more directors or officers of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE C

FORM OF BRIDGE FINANCING AGREEMENT

BRIDGE FINANCING AGREEMENT

This Agreement is dated effective November 29, 2011.

BETWEEN:

SANTA FE GOLD CORPORATION, of 1128 Pennsylvania N.E.
Suite 205, Albequerque, New Mexico 87110

(“Santa Fe”)

AND:

COLUMBUS SILVER CORPORATION, of 307 – 475 Howe
Street, Vancouver, British Columbia V4C 2B3

(“Columbus”)

WHEREAS:

A.	Columbus and Santa Fe are proposing to enter into the Arrangement Agreement pursuant to which Santa Fe proposes to acquire all of the issued and outstanding common shares of Columbus;

B.	Under the MOU Santa Fe agreed to provide Columbus with operating funds during the period leading up to the conclusion of the Arrangement; and

C.	The parties are desirous of setting out the terms and conditions under which such funds will be advanced to Columbus and under which circumstances such funds will be refundable to Santa Fe.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Capitalized Terms not Defined Herein

1.1      Capitalized terms used but not defined in this Agreement will have the meaning(s) ascribed thereto in the Arrangement Agreement.

Definitions

1.2      Where used in this Agreement, and any amendment or supplement hereto, unless there is something in the subject matter or context necessarily inconsistent therewith:

(a) “Advances” means collectively, the January 2011 Amount, the First Advance, the Second Advance and any advances made pursuant to §4.3 (Third Advance) or §4.4 (Additional Advances);

(b) “Agreement” means this Bridge Financing Agreement and any schedules hereto, as amended or supplemented from time to time;

(c) “Arrangement” has the meaning ascribed thereto in the Arrangement Agreement;

(d) “Arrangement Agreement” means the arrangement agreement to be entered into by Columbus and Santa Fe after the date of this Agreement, a draft of which has been circulated between Santa Fe and Columbus;

(e) “Business Day” means any day which is not a Saturday, Sunday or statutory holiday in British Columbia, Canada;

(f) “Columbus Meeting” has the meaning ascribed thereto in the Arrangement Agreement;

(g) “Columbus Securityholders” has the meaning ascribed thereto in the Arrangement Agreement;

(h) “Commitment Letter” means evidence, whether by way of letter, agreement or otherwise, in the form satisfactory to Columbus, acting reasonably, that a third party has agreed to lend, or otherwise provide financing, to Santa Fe in an amount at least equal to the amount required for Santa Fe to complete the Arrangement, and includes without limitation the Waterton Agreement;

(i) “Final Order” has the meaning ascribed thereto in the Arrangement Agreement;

 (j) “First Advance” means the $213,716 advanced to Columbus by Santa Fe on execution of the MOU;

(k) “Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing excluding, for the avoidance of doubt, the TSXV;

(l) “January 2011 Amount” means US$200,000 provided to Columbus by Santa Fe, as evidenced by the Promissory Note, plus all interest accrued thereon at the applicable date;

(m) “Mogollon Property” means the mineral property located approximately 75 miles (120 kilometers) northwest of Silver City, Catron County, in southwest New Mexico, certain interests in which were obtained by Columbus through the operation of the Mogollon Property Assignment Agreement dated effective October 28, 2008 between Columbus, Columbus Silver (U.S.) Corporation, and John Livermore

(n) “MOU” means the Memorandum of Understanding between Columbus and Santa Fe dated September 6, 2011;

(o) “No Refund Event” means the first to occur of the following events:

(i) Santa Fe fails to provide to Columbus the Commitment Letter on or before December 31, 2011 in accordance with the terms and conditions of the Arrangement Agreement and Columbus elects to terminate the Arrangement Agreement pursuant to the terms and conditions contained therein; or

(ii) the Arrangement has not completed on or before the Termination Date other than as result of the occurrence of a Refund Event;

(p) “Promissory Note” means the 4% promissory note due December 31, 2012 granted by Columbus to Santa Fe and dated January 27, 2011, evidencing the January 2011 Amount;

(q) “Refund Event” has the meaning ascribed thereto in §5.1(a);

(r) “Second Advance” means the US$300,000 to be directly or indirectly advanced to Columbus by Santa Fe upon execution of this Agreement;

(s) “successor” includes, without limiting its meaning, any company resulting from the amalgamation of Columbus with any other company; and

(t) “Termination Date” has the meaning ascribed thereto in the Arrangement Agreement;

 (u) “TSXV” means the TSX Venture Exchange; and

(v) “Waterton Agreement” means an executed copy of the Senior Secured Gold Stream Credit Agreement among Santa Fe Gold Corporation, as the Borrower, Azco Mica, Inc., The Lordsburg Mining Company, Mineria Sandia S.A. De C.V., And Santa Fe Gold (Barbados) corporation, as Guarantors, and Waterton Global Value (Luxembourg) Sarl, as the Lender, on substantially the same terms as the draft agreement submitted to Columbus on or around November 25, 2011.

Interpretation

1.3      For the purposes of this Agreement:

(a) a reference to a Part is to a Part of this Agreement, and the symbol § followed by a number refers to the section or a paragraph of this Agreement so designated;

(b) all references to any party, whether a party to this Agreement or not, will be read with such changes in number or gender as the context or reference requires;

(c) except where otherwise indicated or provided for all statements of or references to monetary amounts in this Agreement mean the lawful currency of Canada.

ARTICLE 2

PURPOSE

Use of Proceeds

2.1      It is understood between the parties hereto that the proceeds of the Advances shall be used to fund Columbus’ working capital needs and payments required to keep its mineral properties and mineral property agreements in good standing.

ARTICLE 3

MUTUAL REPRESENTATIONS AND WARRANTIES

3.1      Each party represents and warrants to the other party hereto that:

(a) it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

(b) it has full power and authority to carry on its business and to enter into this Agreement;

(c) neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d) the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a party or pertaining thereto or of its organizational documents;

(e) all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f) this Agreement constitutes a legal, valid and binding obligation of the party enforceable against it in accordance with its terms.

ARTICLE 4

 THE ADVANCE

First and Second Advances

4.1      It is acknowledged by the parties hereto that the First Advance was made prior to the entering into of this Agreement.

4.2      It is agreed by the parties hereto that the Second Advance shall be made concurrently with the execution of this Agreement.

Third Advance

4.3      If, as of December 31, 2011 the Arrangement has not completed and the Arrangement Agreement has not been terminated, Santa Fe will advance US$30,000 to Columbus on December 31, 2011 (the “Third Advance”).

Additional Advances

4.4      If, as of January 31, 2012, the Arrangement has not completed and the Arrangement Agreement has not been terminated, Santa Fe will advance to Columbus from time to time such amounts, as agreed upon between Columbus and Santa Fe, acting reasonably, as are required to fund Columbus’s working capital requirements until such time as the Arrangement is either completed or the Arrangement Agreement is terminated (each an “Additional Advance”).

ARTICLE 5

TERMS OF REPAYMENT OF ADVANCES

Refund or Retention of Advances

5.1      The Advances will be retained or refunded by Columbus pursuant to the following terms and conditions:

(a) Columbus will be required to refund the Advances to Santa Fe on or before the date that is 90 days after the occurrence of any of the following events (each a “Refund Event”):

(i) more than one-third of the votes cast by Columbus Securityholders in person or represented by proxy at the Columbus Meeting on the Arrangement Resolution are cast against the Arrangement Resolution;

(ii) an applicable Governmental Entity issues a written decision that serves to prevent the completion of the Arrangement, provided that such decision will not trigger the refund of the Advances under this Subsection unless:

(A) such decision is final and cannot be appealed. If such decision can be appealed, Columbus and Santa Fe (as applicable) will appeal the same as soon as is practicable and in any event not more than 90 days after the issuance of such decision, and both parties hereby agree to so appeal such appealable decision;

(B) such decision is not due in whole or in part to concerns expressed by such Governmental Entity regarding (I) Santa Fe, its officers or directors or any past ruling by a Governmental Entity against or relating to Santa Fe or (II) the terms of the Arrangement; or

(C) the decision cannot be reversed through a restructuring of the Arrangement. If the decision can be reversed through a restructuring of the Arrangement, Columbus and Santa Fe will use commercially reasonable efforts to restructure the Arrangement in order to reverse the decision such that the Arrangement may complete under new terms that are satisfactory to Columbus and Santa Fe.

The parties hereby agree that a letter issued by the TSXV imposing conditions to the completion of the Arrangement will not constitute a decision under this Subsection.

(b) Columbus will be required to refund the Second Advance to Santa Fe within 90 days of the Termination Date in the event (the “Second Advance Repayment Event”) that Santa Fe is denied required financing to complete the Arrangement because Santa Fe is unable to obtain a title opinion regarding the Mogollon Property in form and substance satisfactory to an applicable third party lender or investor (the “Title Opinion”), provided that Santa Fe has:

(i) used best efforts to timely obtain such Title Opinion; and

(ii) provided Columbus with sufficient access to the person or entity engaged to provide such Title Opinion such that Columbus has a reasonable and ongoing opportunity to offer input, assistance, and documentation to same in connection with any issues raised by such person or entity regarding the Mogollon Property.

(c) Upon the occurrence of a No Refund Event:

(i) Columbus will be entitled to retain and will not be required to refund to Santa Fe the Advances; and

(ii) the Promissory Note will be deemed to be cancelled and of no further force or effect, without the need for any further action on the part of either of the parties. Notwithstanding the foregoing, Santa Fe agrees that it will stamp the Promissory Note “CANCELLED” and will deliver the cancelled Promissory Note to Columbus forthwith following a No Refund Event.

No Interest

5.2      None of the Advances will bear interest.

ARTICLE 6

GENERAL PROVISIONS

Time of Essence

6.1      Time will be of the essence of this Agreement.

Governing Law

6.2      This Agreement will be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Further Assurances

6.3      Each party will promptly and duly execute and deliver to any other party at the cost of the other party such further documents and assurances and take such further action as the other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement.

Severability

6.4      If any provision contained in this Agreement is for any reason held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, then at the option of Santa Fe such invalid, illegal, or unenforceable provision will be severable from and will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Notice

6.5      Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or emailing the same to Santa Fe or to Columbus, as the case may be, as follows:

(a)	If to Santa Fe, at:

Santa Fe Gold Corporation
1128 Pennsylvania N.E., Suite 205
Albequerque, New Mexico 87110

Attention: Pierce Carson, President and Chief Executive Officer
Email: wpiercecarson@aol.com

with a copy to:

McCullough O’ Connor Irwin LLP
Suite 2610 Oceanic Plaza
1066 West Hastings Street
Vancouver, British Columbia V6E 3X1

Attention: David Gunasekera
Email: dgunasekera@mcmillan.ca

and

The Jordaan Law Firm PLLC
5950 Sherry Lane, 4th Floor
Dallas, Texas 75225

Attention: Jakes Jordaan
Email: jakes@jordaanlaw.com

(b)	If to Columbus, at:

Columbus Silver Corporation
307-475 Howe Street
Vancouver, British Columbia V6C 2B3

Attention: Joel Schuster, Vice President of Commercial Affairs
Email: joel@mineralcorporations.com

Entire Agreement

6.6      This Agreement supersedes all prior negotiations, representations, and agreements, and expresses the entire agreement of the parties hereto with respect to the subject matter hereof.

Amendments

6.7      This Agreement may not be amended nor may any term or covenant hereof be waived, discharged, or terminated except by an instrument executed by the party affected thereby.

Counterparts

6.8      This Agreement may be signed in as many counterparts as may be necessary, each of which so signed will be deemed to be an original (and each signed copy sent by electronic transmission, including without limitation via email or fax, will be deemed to be an original), and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date first above written.

Assigns

6.9      This Agreement is not assignable by either party except with the prior written consent of the other party.

Enurement

6.10      This Agreement shall be binding upon, and enuring to the benefit of the parties hereto and their respective successors, and permitted assigns.

Business Day

6.11      Whenever any payment or other obligation hereunder shall be due or occurs on a day other than a Business Day, such payment, obligation or occurrence shall be made or deemed to be made (as the case may be) on the next succeeding Business Day.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SANTA FE GOLD CORPORATION		COLUMBUS SILVER CORPORATION

Per:		Per:
	Authorized Signatory		Authorized Signatory

SCHEDULE D

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER
THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

1.1      In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a) “Affiliate” has the meaning ascribed thereto in the BCBCA;

(b) “Arrangement" means an arrangement under the provisions of Division 5 of Part 9 of the BCBCA, on the terms and conditions set forth in this Plan of Arrangement and any amendment, variation or supplement thereto made (i) in accordance with the Arrangement Agreement, (ii) in accordance with section 7.1 hereof, or (iii) at the direction of the Court in the Final Order;

(c) “Arrangement Agreement” means the arrangement agreement dated December 15, 2011 between Columbus and Santa Fe, as the same may be supplemented or amended from time to time;

(d) “BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

(e) “Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Vancouver, British Columbia under applicable Laws;

(f) “certified funds” means immediately payable Canadian dollar funds represented by a banker’s draft or confirmation of wiring executed by one of the five largest Canadian chartered banks;

(g) “Circular” means the notice of the Columbus Meeting and accompanying management proxy circular including all schedules and exhibits thereto, to be sent by Columbus to the Columbus Securityholders in connection with the Columbus Meeting;

(h) “Columbus” means Columbus Silver Corporation, a corporation incorporated under the laws of the Province of British Columbia;

(i) “Columbus Common Shareholder” means a Holder of Columbus Common Shares;

(j) “Columbus Common Shares” means the issued and outstanding common shares in the capital of Columbus;

(k) “Columbus Meeting” means the meeting of the Columbus Securityholders held for the purpose of considering and approving, among other things, the Arrangement;

(l) “Columbus Optionholder” means a holder of Columbus Options;

(m) “Columbus Options” means outstanding options (whether vested or unvested) to acquire Columbus Common Shares granted under the Columbus Share Option Plan;

(n) “Columbus Securityholders” means the Holders of Columbus Common Shares, Columbus Options and Columbus Warrants;

(o) “Columbus Share Option Plan” means Columbus’s share option plan in existence as of the date of the Arrangement Agreement;

(p) “Columbus Warrantholder” means a holder of unexercised Columbus warrants;

(q) “Columbus Warrants” means the outstanding warrants to acquire Columbus Common Shares;

(r) “Court” means the Supreme Court of British Columbia;

(s) “Depositary” means Computershare Investor Services Inc.;

(t) “Dissent Rights" has the meaning ascribed to such term in section 5.1;

(u) “Dissenting Shareholders"  means Holders of Columbus Common Shares who have duly and validly exercised their Dissent Rights pursuant to Article 5 and the Interim Order;

(v) “Effective Date” means the date determined by the Parties in accordance with section 7.5 (Mechanics of Setting Effective Date) of the Arrangement Agreement;

(w) “Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or at such other time on the Effective Date as may be agreed to by the Parties;

(x) “Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(y) “Holder” means a registered holder of Columbus Common Shares, or any person who surrenders to the Depositary certificates representing such Columbus Common

Shares duly endorsed for transfer to such person in accordance with the Letter of Transmittal;

(z) “Interim Order” means an order of the Court providing for, among other things, the calling and holding of the Columbus Meeting, as such order may be amended, supplemented or varied by the Court;

(aa) “ITA” means the Income Tax Act (Canada);

(bb) “Letter of Transmittal” means the form of letter of transmittal to be delivered by Columbus to the Columbus Common Shareholders providing for the delivery of the Columbus Common Shares to the Depositary;

(cc) “Liens” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, right of third parties or other charge or encumbrance whatsoever;

(dd) “Notice of Dissent” means a notice of dissent duly and validly given by a Holder of Columbus Common Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 5;

(ee) “Parties” means Columbus and Santa Fe, each of whom is deemed to be a party to this Plan of Arrangement;

(ff) “Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions means this plan of arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Arrangement Agreement or made at the direction of the Court in the Final Order; and

(gg) “Santa Fe” means Santa Fe Gold Corporation, a corporation incorporated under the laws of the state of Delaware;

(hh) “Unexercised Columbus Options” means all Columbus Options which are unexercised immediately before the Effective Time; and

(ii) “Unexercised Columbus Warrants” means all Columbus warrants which are unexercised immediately before the Effective Date.

Interpretation Not Affected by Headings, etc.

1.2      The division of this Plan of Arrangement into Articles, Sections paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Number and Gender

1.3      In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa. Words importing gender include all genders.

Date of Any Action

1.4      In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Time

1.5      Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Vancouver, British Columbia) unless otherwise stipulated herein or therein.

Currency

1.6      Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1      The Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

ARTICLE 3

EFFECT OF THE ARRANGEMENT

3.1      The Arrangement shall be binding upon Columbus, the Securityholders and Santa Fe as and from the Effective Time.

ARTICLE 4

 ARRANGEMENT

Arrangement Steps

4.1      At the Effective Time, without any further act or formality, each of the events set out below shall occur and be deemed to occur in the following sequence:

(a) each of the outstanding Columbus Common Shares held by Dissenting Shareholders who duly exercise the Dissent Rights shall be irrevocably transferred to Santa Fe, free and clear of any Liens, and such Dissenting Shareholders shall cease to have any rights as Holders of Columbus Common Shares other than the right to be paid the fair value of their Columbus Common Shares in accordance with Article 5;

(b) at the same time as the step contemplated by section 4.1(a), with respect to each Columbus Common Share so transferred to Santa Fe:

(i) the Dissenting Shareholder who was the registered holder of such Columbus Common Share immediately prior to the Effective Time shall cease to be the Holder of such Columbus Common Share;

(ii) such Dissenting Shareholder’s name shall be removed from the register of Columbus Common Shares with respect to such Columbus Common Share;

(iii) legal and beneficial title to such Columbus Common Share shall vest in Santa Fe and Santa Fe shall be the legal and beneficial owner, free and clear of any Liens, of such Columbus Common Share;

(iv) the certificates representing the shares of such Dissenting Shareholder shall be deemed to have been cancelled; and

(v) Santa Fe shall be entered in the register of Columbus Common Shares as the sole holder thereof;

(c) each issued and outstanding Columbus Common Share (excluding any Columbus Common Shares held by Dissenting Shareholders which are transferred to Santa Fe pursuant to section 4.1(a) and excluding any Columbus Common Shares held by Santa Fe or any Affiliate of Santa Fe immediately prior to the Effective Time) shall be transferred to Santa Fe, free and clear of any Liens, in exchange, subject to section 6.1 and section 6.5 hereof, for $0.20 per Columbus Common Share;

(d) at the same time as the step contemplated by section 4.1(c), with respect to each Columbus Common Share so transferred to Santa Fe:

(i) the Holder of each such Columbus Common Share shall cease to be the Holder of such Columbus Common Share;

(ii) such Holder’s name shall be removed from the register of Columbus Common Shares with respect to such Columbus Common Shares;

(iii) legal and beneficial title to such Columbus Common Share shall vest in Santa Fe and Santa Fe shall be the legal and beneficial owner, free and clear of any Liens, of such Columbus Common Share;

(iv) the certificates representing the shares of such Holder shall be deemed to have been cancelled; and

     (v) Santa Fe shall be entered in the register of Columbus Common Shares as the Holder thereof;

(e) each Unexercised Columbus Option, if any, shall be surrendered and cancelled in exchange for, subject to section 6.2 and section 6.5 hereof, the greater of (i) $0.01 and (ii) the amount, if any, by which $0.20 exceeds the exercise price of such Unexercised Columbus Option; and

(f) at the same time as the step contemplated in section 4.1(e), each Unexercised Columbus Warrant, if any, shall be surrendered and cancelled in exchange for, subject to section 6.3 and section 6.5 hereof, the greater of (i) $0.01 and (ii) the amount, if any, by which $0.20 exceeds the exercise price of such Unexercised Columbus Warrant.

Letter of Transmittal

4.2      The forms of Letter of Transmittal to be used in connection with the Columbus Common Shares shall be sent by Columbus to each holder of record of Columbus Common Shares together with the Circular.

ARTICLE 5

DISSENT RIGHTS

Dissent Rights

5.1      A Holder of Columbus Common Shares may exercise dissent rights (“Dissent Rights") conferred by the Interim Order in connection with the Arrangement in the manner set out in Division 2 of Part 8 of the BCBCA, as modified by Article 4 and this Article 5 and the Interim Order, provided the Notice of Dissent is received by Columbus c/o DuMoulin Black LLP Attention: Jason Sutherland, 10th Floor, 595 Howe Street, Vancouver, British Columbia V6C 2T5 by no later than 4:00 p.m. (Vancouver time) on the date which is two Business Days prior to the date of the Columbus Meeting. Without limiting the generality of the foregoing, Holders of Columbus Common Shares who duly exercise such Dissent Rights and who are ultimately determined to be entitled to be paid fair value for their Columbus Common Shares shall be deemed to have transferred such Columbus Common Shares, as of the Effective Time, without any further act or formality to Santa Fe in consideration of a payment of cash by Santa Fe equal to such fair value. In no case shall Columbus or Santa Fe be required to recognize such Holders as Columbus Shareholders at and after the Effective Time, and the names of such Holders shall be removed from Columbus’s register of Columbus Common Shares as of the Effective Time.

Rights of Dissenting Shareholders

5.2      In the event a Holder of Columbus Common Shares gives a Notice of Dissent but is not entitled, for any reason, to be paid the fair value of the Columbus Common Shares in respect of which the Notice of Dissent was given as contemplated in Division 2 of Part 8 of the BCBCA and the Interim Order, such Holder shall be deemed to have participated in the Arrangement on the same basis as a non dissenting Columbus Common Shareholder.

ARTICLE 6

MECHANICS OF THE ARRANGEMENT

Exchange of Columbus Common Shares

6.1

(a) At least one Business Day prior to the Effective Date, or prior to the Effective Time, Santa Fe shall deposit with the Depositary, for the benefit of the Holders of Columbus Common Shares (excluding any Columbus Common Shares held by Dissenting Shareholders which are transferred to Santa Fe pursuant to section 4.1(a) and excluding any Columbus Common Shares held by Santa Fe or any Affiliate of Santa Fe immediately prior to the Effective Time), certified funds in an amount equal to the aggregate consideration to be received by Holders of Columbus Common Shares pursuant to section 4.1(c).

(b) Thereafter and as soon as practicable following the later of the Effective Time and the date of deposit with the Depositary of a duly completed Letter of Transmittal and the certificates representing Columbus Common Shares or other documentation as provided in the Letter of Transmittal, Santa Fe shall cause the Depositary to:

(i) forward or cause to be forwarded by first class mail (postage prepaid) to the Holder of such Columbus Common Shares at the address specified in the applicable Letter of Transmittal;

(ii) if requested by the Holder of such Columbus Common Shares in the applicable Letter of Transmittal, make available at the offices of Depositary for pick up by the Holder; or

(iii) if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded by first class mail (postage prepaid) to the Holder of such Columbus Common Shares as the address of such Holder as shown on the share register maintained by Columbus as at the Effective Time, a cheque representing the cash payment payable to the Holder of such Columbus Common Shares as determined in accordance with the provisions hereof less any amounts withheld pursuant to section 6.5.

(c) No Holder of Columbus Common Shares shall be entitled to receive any consideration with respect to Columbus Common Shares other than the cash payment which they are entitled to receive in accordance with Article 4 hereof and, for greater certainty, no Holder of Columbus Common Shares will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(d) Until such time as a Holder of Columbus Common Shares deposits their certificates representing the Columbus Common Shares with the Depository, the cash payment to which such Holder is entitled shall, following the Effective Time and until the date specified in section 6.1(e), be held in trust by the Depositary for such Holder for delivery to the Holder, without interest and net of all applicable withholding and other taxes, if any, upon delivery of the Letter of Transmittal and the certificates representing the Columbus Common Shares or other documentation as provided in the Letter of Transmittal in accordance with section 6.1(b).

(e) Any certificate which immediately prior to the Effective Time represented outstanding Columbus Common Shares that were exchanged pursuant to section 4.1(c) (or an affidavit or statutory declaration of loss and bond or other indemnity pursuant to section 6.4) not duly surrendered on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature against Santa Fe or Columbus by the former Holder of such Columbus Common Shares. On such date, all cash to which the former Holder of such Columbus Common Shares was otherwise entitled shall be deemed to have been surrendered for no consideration to Santa Fe and shall be returned to Santa Fe (or a successor to Santa Fe) in accordance with Santa Fe’s instructions.

Exchange of Unexercised Columbus Options

6.2

At least one Business Day prior to the Effective Date, Santa Fe shall deposit with the Depositary, for the benefit of Columbus Optionholders whose Columbus Options have not been exercised, certified funds in an amount equal to the aggregate consideration to be received by Columbus Optionholders pursuant to section 4.1(e). Notwithstanding any other provision of this Plan of Arrangement, neither a certificate nor a Letter of Transmittal need be surrendered by a Columbus Optionholder in order for such Holder to receive the cash which such Columbus Optionholder is entitled to receive pursuant to section 4.1(e) provided such Columbus Optionholder delivers to the Depositary a completed Option Surrender Acknowledgement in a form to acceptable to Santa Fe, acting reasonably, and sent by Columbus to each Columbus Optionholder.

Exchange of Unexercised Columbus Warrants

6.3

At least one Business Day prior to the Effective Date, Santa Fe shall deposit with the Depositary, for the benefit of Columbus Warrantholders whose Columbus Warrants have not been exercised, certified funds in an amount equal to the aggregate consideration to be received by Columbus Warrantholders pursuant to section 4.1(f). Notwithstanding any other provision of this Plan of Arrangement, neither a certificate nor a Letter of Transmittal need be surrendered by a Columbus Warrantholder in order for such Holder to receive the cash which such Columbus Warrantholder is entitled to receive pursuant to section 4.1(f) provided such Columbus Warrantholder delivers to the Depositary a completed Warrant Surrender Acknowledgement in a form acceptable to Santa Fe, acting reasonably.

Lost Certificates

6.4      If any certificate which immediately prior to the Effective Time represented one or more outstanding Columbus Common Shares that were acquired by Columbus in accordance with section 4.1(c) has been lost, stolen or destroyed prior to surrender to the Depositary, upon the making of an affidavit or statutory declaration of that fact by the former Holder of Columbus Common Shares, as the case may be, claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver, in exchange for such lost, stolen or destroyed certificate, the certificate representing the Columbus Common Shares to which such holder is entitled to receive pursuant to section 4.1(c). When authorizing such delivery in exchange for such lost, stolen or destroyed certificate, the former Holder of Columbus Common Shares, as the case may be, to whom such certificate is to be delivered shall, as a condition precedent to the delivery of such certificate, indemnify Columbus, Santa Fe and the Depositary, in a manner satisfactory to Santa Fe and the Depositary, against any claim that may be made against Columbus, Santa Fe or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Withholding Rights

6.5      Columbus, Santa Fe and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Holder of Columbus Common Shares pursuant to section 4.1(c) hereof, any former Columbus Optionholder pursuant to section 4.1(e) hereof and any former Columbus Warrantholder pursuant to section 4.1(f) hereof or any such amounts as Columbus, Santa Fe or the Depositary are required to deduct and withhold with respect to such payment (or in the case of a Columbus Optionholder or a Columbus Warrantholder, with respect to the exercise of such Columbus Option or Columbus Warrant, as they case may be) under the ITA, or any applicable provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Columbus Optionholder, Columbus Warrantholder or the Holder of the Columbus Common Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 7

 AMENDMENT

Amendment of Plan of Arrangement

7.1

(a) Columbus and Santa Fe reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Columbus Meeting, approved by the Court and communicated to Holders in the manner required by the Court (if so required).

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Columbus and Santa Fe, jointly at any time prior to or at the Columbus Meeting with or without any other prior notice or communication and, if so proposed and accepted by the Columbus Securityholders voting at the Columbus Meeting, shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Columbus Meeting shall be effective only if it is consented to by Columbus and Santa Fe (acting reasonably).

(d) This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

(e) Notwithstanding the foregoing provisions of this section 7.1, no amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

ARTICLE 8

FURTHER ASSURANCES

8.1      Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to document or evidence any of the transactions or events set out herein.

SCHEDULE E

MOGOLLON PROPERTY AGREEMENTS

Mogollon Property Assignment Agreement dated effective October 28, 2008 between Columbus, Columbus Silver (U.S.) Corporation, and John Livermore

Assignment Agreement dated effective October 29, 2008 between John Livermore and Andy Wallace

Lease and Option to Purchase Agreement dated January 16, 1992 between Edward C. Fletcher and Betty Jo Fletcher (50% total) and Fredrick Snyder and Pamela Snyder (50% total) (together, the “Lessor”) and Mogollon Precious Metals, Inc. (the “Lessee”)

Assignment of Interest dated January 11, 1993 between Mogollon Precious Metals, Inc. and John Livermore

Letter Agreement Mogollon Project dated March 31, 2009 between Sage Associates, Inc. and Columbus Silver (U.S.) Corporation

Mining Lease dated effective April 9, 2009 between Sage Associates, Inc. (the “Lessor”) and Columbus Silver (U.S.) Corporation (the “Lessee”)

Mining Lease dated effective April 9, 2009 between John Mack, Wesley Parker, and Frederick Hott (the “Lessor”) and Columbus Silver (U.S.) Corporation (the “Lessee”)

Mining Lease dated effective April 9, 2009 between Mogollon Enterprises, Inc. (the “Lessor”) and Columbus Silver (U.S.) Corporation (the “Lessee”)